UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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THE BON-TON STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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PROXY STATEMENT & NOTICE OF
2007 ANNUAL MEETING

THE BON ◆TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com

May 16, 2007

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Company’s offices, 2801 East Market Street, York, Pennsylvania on Tuesday, June 19, 2007, beginning at 9:00 a.m. Enclosed is the official notice of meeting, the proxy statement, the proxy card and our 2006 Annual Report.

Your vote is important to us. Even if you plan to attend the meeting, please sign, date and return your proxy in the enclosed postage-paid envelope or vote by telephone or over the internet.

Sincerely,

Tim Grumbacher
Executive Chairman of the Board

THE BON-TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. will be held on Tuesday, June 19, 2007, at 9:00 a.m., at the Company’s offices, 2801 East Market Street, York, Pennsylvania.

The purposes of the meeting are:

1. To elect an eight-member Board of Directors for a one-year term.

2.	To approve an amendment and restatement of The Bon-Ton Stores, Inc. Cash Bonus Plan.

3.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for 2007.

4. To consider any other matters as may properly come before the meeting.

Shareholders who owned shares of our stock at the close of business on April 27, 2007 may attend and vote at the meeting. You may vote by telephone or over the internet or by mailing the proxy card in the enclosed postage-paid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a proxy card or voted by telephone or over the internet.

Robert E. Stern
Vice President,
General Counsel and Secretary

York, Pennsylvania
May 16, 2007

Please vote by telephone or over the internet as instructed on the enclosed proxy card or complete, sign and date the proxy card as promptly as possible and return it in the enclosed envelope. If you vote by telephone or over the internet, do not return your proxy card.

THE BON-TON STORES, INC.

PROXY STATEMENT

We are providing this proxy statement to solicit your proxy for use at the annual meeting of shareholders which will be held at 9:00 a.m. on Tuesday, June 19, 2007. The proxy materials, which consist of the Annual Report, the Notice of Annual Meeting, this proxy statement and the proxy card, are first being sent to our shareholders on or about May 16, 2007.

We do not anticipate that any matters will be raised at the meeting other than those described in the notice. If any other matters come before the meeting, your proxies will be authorized to act in accordance with their best judgment.

When your proxy card is returned properly signed, or you have effectively submitted your proxy over the internet or by telephone, your shares will be voted in accordance with your instructions. If your proxy card is signed and returned without specifying choices, your shares will be voted “for” the Board nominees, “for” the amendment and restatement of The Bon-Ton Stores, Inc. Cash Bonus Plan (the “Cash Bonus Plan”), and “for” ratification of the appointment of KPMG LLP as independent registered public accounting firm.

You may revoke your proxy before its exercise by notifying the Secretary of the Company in writing, by delivering a properly executed, later-dated proxy card, by submitting your proxy again over the internet or by telephone, or by voting in person at the meeting.

Your proxy is being solicited by the Board of Directors. We will bear the cost of this solicitation, including the charges of brokerage houses, nominees and fiduciaries in forwarding these materials to beneficial owners. This solicitation may be made in person, by telephone or by other means of communication by our directors, officers or employees.

References in this proxy statement to a year refer to our fiscal year, which is the 52- or 53-week period ending on the Saturday nearer to January 31 of the following calendar year (for example, a reference to 2006 is a reference to the fiscal year ended February 3, 2007).

VOTING PROCEDURES AND SECURITY OWNERSHIP

Outstanding Shares and Voting Rights

Shareholders of record at the close of business on April 27, 2007 are entitled to vote at the meeting. At that time, there were 14,499,090 shares of common stock and 2,951,490 shares of Class A common stock outstanding. The common stock and the Class A common stock vote together on all matters. Holders of common stock are entitled to one vote per share and holders of Class A common stock are entitled to ten votes per share. There are no other classes of voting securities outstanding. In the election of directors, shareholders do not have cumulative voting rights.

The presence at the meeting, in person or by proxy, of persons entitled to cast a majority of the shareholder votes will constitute a quorum.

The eight nominees receiving a plurality of the votes cast (that is, the eight nominees receiving the greatest number of votes) will be elected. A proxy marked “withhold” with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum.

Approval of any other matter requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are counted to determine whether a quorum is present at the meeting but are not counted as a vote in favor of or against a particular matter. A “broker non-vote” occurs when a nominee for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power as to that item and has not received voting instructions from the beneficial owner.

If you own common stock in your own name, you are an “owner of record.” This means you may direct the persons named as proxies how to vote your shares. If you fail to vote, the proxies cannot vote your shares at the meeting.

You have four voting options:

•	Internet: You can vote over the internet at the internet address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the internet, we encourage you to vote this way. If you vote over the internet, do not return your proxy card.

•	Telephone: You can vote by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, do not return your proxy card.

•	Proxy Card: You can vote by signing, dating and mailing your proxy card in the postage-paid envelope provided.

•	Vote in Person: You can attend the Annual Meeting and vote at the meeting.

If a broker, bank or other nominee holds your common stock for your benefit but not in your name, your shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of internet and telephone voting depends on their voting processes. Please follow the voting instruction form sent to you by your bank, broker or other nominee.

If you are a participant in The Bon-Ton Stores, Inc. Retirement Contribution Plan (the “401(k) Plan”), your proxy will incorporate all shares you own through the 401(k) Plan, assuming all your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the plan trustee will vote your shares in the same proportion as shares for which instructions were received from other shareholders under the 401(k) Plan.

The Nasdaq Stock Market listing standards provide that if more than 50% of the voting power in a company is held by an individual, group or another company, the company is a “controlled” company. Using this definition, Bon-Ton is a “controlled” company because Tim Grumbacher, Executive Chairman of the Board, is the beneficial owner of shares of common stock and Class A common stock entitled to vote more than 50% of the votes entitled to be cast at the meeting. Mr. Grumbacher has indicated that he will vote “for” each of the nominees for director, “for” the amendment and restatement of the Cash Bonus Plan and “for” ratification of the appointment of KPMG LLP. Consequently, the election of each nominee for director, approval of the amendment of the Cash Bonus Plan and ratification of the appointment of KPMG LLP are assured.

Principal Shareholders

This table shows owners of 5% or more of the Class A common stock or common stock as of April 2, 2007. Each person listed has sole voting power and sole investment power as to the shares indicated unless otherwise noted.

	Class A Common Stock			Common Stock(1)
	Number of		Percent	Number of		Percent
Name and Address	Shares		of Class	Shares		of Class

Tim Grumbacher	2,406,253		81.53%	5,883,475	(2)	35.53%
2801 E. Market Street York, PA 17402
Trafelet Capital Management, L.P.	—		—	1,883,200	(3)	13.31%
900 Third Avenue, 5th Floor New York, NY 10022
Buckingham Capital Management Inc.	—		—	1,282,400	(3)	9.06%
750 Third Avenue, 6th Floor New York, NY 10017
Dimensional Fund Advisors LP	—		—	806,326	(3)	5.70%
1299 Ocean Avenue Santa Monica, CA 90401
Whale Rock Capital Management LLC	—		—	736,978	(3)	5.21%
One Post Office Square, 41st Floor Boston, MA 02109
Henry F. Miller	545,237	(4)	18.47%	1,332,978	(5)	9.07%
1650 Arch Street — 22nd Floor Philadelphia, PA 19103
Michael L. Gleim	545,237	(4)	18.47%	1,571,860	(6)	10.66%
2801 E. Market Street York, PA 17402
David R. Glyn	545,237	(4)	18.47%	649,199	(7)	4.42%
1650 Arch Street — 22nd Floor Philadelphia, PA 19103
M. Thomas Grumbacher Trust	181,746		6.16%	202,898		1.42%
dated March 9, 1989 for the benefit of Matthew Reed Grumbacher(8) 1650 Arch Street — 22nd Floor Philadelphia, PA 19103
M. Thomas Grumbacher Trust	181,746		6.16%	202,898		1.42%
dated March 9, 1989 for the benefit of Beth Anne Grumbacher Elser(8) 1650 Arch Street — 22nd Floor Philadelphia, PA 19103
M. Thomas Grumbacher Trust	181,746		6.16%	202,898		1.42%
dated March 9, 1989 for the benefit of Max Aaron Grumbacher(8) 1650 Arch Street — 22nd Floor Philadelphia, PA 19103

(1)	Each share of Class A common stock is convertible into one share of common stock at the holder’s option. Accordingly, the number of shares of common stock for each person includes the number of shares of common stock issuable upon conversion of all shares of Class A common stock beneficially owned by such person, if any. Also, the total number of shares of common stock outstanding for purposes of calculating percentage ownership of a person includes the number of shares of Class A common stock beneficially owned by such person.

(2)	The number of shares of common stock includes (a) 176,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Mr. Grumbacher, Nancy T. Grumbacher (Mr. Grumbacher’s wife), Henry F. Miller and Michael L. Gleim are the directors, (b) 15,558 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Ms. Grumbacher, Beth Elser, Mr. Gleim and David R. Glyn are the trustees, (c) 365,205 shares of common stock which are subject to forfeiture as provided in the Company’s 2000 Stock Incentive and Performance-Based Award Plan, and (d) 522,564 shares of common stock held by grantor retained annuity trusts under which Mr. Grumbacher is the beneficiary and pursuant to which Mr. Grumbacher may at any time acquire such shares by substituting other property in such trusts. Mr. Grumbacher disclaims beneficial ownership of all shares referred to in clauses (a) and (b) of this note. As of May 3, 2007, Mr. Grumbacher had pledged 1,288,997 shares of common stock as security for a personal loan.

(3)	Based solely on Schedules 13G filed with the Securities and Exchange Commission as follows: (a) by Trafelet Capital Management, L.P. on March 16, 2007; (b) by Buckingham Capital Management Inc. on February 14, 2007; (c) by Dimensional Fund Advisors LP on February 9, 2007; and (d) by Whale Rock Capital Management LLC on January 24, 2007.

(4)	Consists of Class A common stock held by trusts for the benefit of Tim Grumbacher’s children of which Michael L. Gleim, Henry F. Miller and David R. Glyn are the trustees. Messrs. Gleim, Miller and Glyn each disclaim beneficial ownership of all shares referred to in this note.

(5)	Consists of (a) 176,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Tim Grumbacher, Nancy T. Grumbacher, Michael L. Gleim and Mr. Miller are the directors, (b) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s children of which Mr. Miller, Mr. Gleim and David R. Glyn are the trustees, (c) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Gleim, Miller and Glyn are the trustees, and (d) 522,564 shares of common stock held by two trusts for the benefit of Mr. Grumbacher of which Messrs. Gleim and Miller are the trustees. Mr. Miller disclaims beneficial ownership of all shares referred to in this note.

(6)	Includes (a) 176,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Tim Grumbacher, Nancy T. Grumbacher, Mr. Gleim and Henry F. Miller are the directors, (b) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Tim Grumbacher’s children of which Mr. Gleim, Mr. Miller and David R. Glyn are the trustees (c) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Gleim, Miller and Glyn are the trustees, (d) 15,558 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Ms. Grumbacher, Beth Elser and Messrs. Gleim and Glyn are the trustees, and (e) 522,564 shares of common stock held by two trusts for the benefit of Mr. Grumbacher of which Messrs. Gleim and Miller are the trustees. Also includes 93,367 shares owned by Cathy Gleim, Mr. Gleim’s wife, and 5,700 shares which Mr. Gleim holds as custodian for his grandchildren. Mr. Gleim disclaims beneficial ownership of all shares referred to above. Also includes options exercisable within 60 days of April 2, 2007 to purchase 45,000 shares of common stock. Does not include 9,032 restricted stock units held by Mr. Gleim. Restricted stock units do not confer on the holder voting or dispositive control over shares of common stock until one year following termination of Board service, at which time shares of common stock are issued.

(7)	Consists of (a) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Tim Grumbacher’s children of which Mr. Glyn, Michael L. Gleim and Henry F. Miller are the trustees, (b) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Gleim, Miller and Glyn are the trustees, and (c) 15,558 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Nancy T. Grumbacher, Beth Elser and Messrs. Gleim and Glyn are the trustees. Mr. Glyn disclaims beneficial ownership of all shares referred to in this note.

(8)	In notes (4), (5), (6) and (7) above, we discussed trusts for the benefit of Tim Grumbacher’s children, of which Michael L. Gleim, Henry F. Miller and David R. Glyn serve as trustees. This is one of such trusts.

The holders of the Class A common stock have entered into an agreement granting Tim Grumbacher (or his personal representative) the right of first refusal to acquire any shares of Class A common stock proposed to be transferred.

Security Ownership of Directors and Executive Officers

This table shows, as of April 2, 2007, the holdings of our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers during 2006 (collectively, the “named executive officers”), each director, and all directors and executive officers as a group. Each person listed has sole voting power and sole investment power with respect to the shares indicated unless otherwise noted.

	Class A Common Stock			Common Stock(1)
	Shares			Shares
	Beneficially		Percent	Beneficially		Percent
Name	Owned		of Class	Owned(2)(3)(4)		of Class

Tim Grumbacher	2,406,253		81.53%	5,883,475	(5)	35.53%
Robert B. Bank	—		—	—		*
Byron L. Bergren	—		—	179,519		1.26%
Philip M. Browne	—		—	2,500		*
Anthony J. Buccina	—		—	99,865		*
Shirley A. Dawe	—		—	—		*
Marsha M. Everton	—		—	860		*
Michael L. Gleim	545,237	(6)	18.47%	1,571,860	(7)	10.66%
Keith E. Plowman	—		—	33,394	(8)	*
Robert E. Salerno	—		—	2,100		*
David B. Zant	—		—	87,716		*
All directors and executive officers as a group (15 persons)	2,951,490		100.00%	7,201,896	(9)	41.52%

*	less than 1%

(1)	See note (1) to Principal Shareholders table.

(2)	The shares reflected in this column do not include 9,032 restricted stock units held by each of the Company’s non-employee directors, Mr. Bank, Mr. Browne, Ms. Dawe, Ms. Everton, Mr. Gleim and Mr. Salerno. The restricted stock units held by the Company’s non-employee directors do not confer on the holder voting or dispositive control over shares of common stock until one year following termination of Board service, at which time shares of common stock are issued. The shares reflected in this column also do not include 40,518 restricted stock units held by Mr. Bergren. These restricted stock units do not confer on Mr. Bergren voting or dispositive control over shares of Common Stock until after Mr. Bergren’s employment with the Company is terminated.

(3)	The shares reflected in this column include options exercisable within 60 days of April 2, 2007 to purchase the following number of shares as to each of the following: Mr. Bergren, 104,000 shares; Mr. Buccina, 32,000 shares; Mr. Gleim, 45,000 shares; Mr. Plowman, 3,334 shares; and Mr. Zant, 40,000 shares.

(4)	The shares reflected in this column include shares of restricted stock as to each of the following: Mr. Grumbacher, 365,205 shares; Mr. Bergren, 75,519 shares; Mr. Buccina, 67,865 shares; Mr. Plowman, 16,865 shares; and Mr. Zant, 31,716 shares. Shares of restricted stock confer voting rights on the holder but are subject to forfeiture as provided in the Company’s 2000 Stock Incentive and Performance-Based Award Plan.

(5)	See note (2) to Principal Shareholders table.

(6)	See note (4) to Principal Shareholders table.

(7)	See note (6) to Principal Shareholders table.

(8)	Includes 675 shares held in an IRA by Mr. Plowman’s spouse; Mr. Plowman disclaims beneficial ownership of these shares.

(9)	See notes (2), (3), (4), (5), (6) and (7) above. Includes 30,122 shares of restricted stock held by executive officers not named in this table. Shares of restricted stock confer voting rights on the holder but are subject to forfeiture as provided in the Company’s 2000 Stock Incentive and Performance-Based Award Plan.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board proposes the following nominees for election as directors to hold office until the 2008 Annual Meeting of Shareholders and until their respective successors have been elected. Each is currently a director and has agreed to serve if elected. Should a nominee become unable or decline to serve before the Annual Meeting, the proxies may vote for a substitute recommended by the Governance and Nominating Committee of the Board, unless the Board reduces the number of directors.

ROBERT B. BANK — Director since 2002.  Age 60
Mr. Bank has been President of Robert B. Bank Advisory Services, a private capital investment and consulting firm, since 1990.

BYRON L. BERGREN — Director since 2004.  Age 60
Mr. Bergren has been President and Chief Executive Officer of Bon-Ton since August 2004. Mr. Bergren, who joined Bon-Ton in November 2003 as Vice Chairman and served as President and Chief Executive Officer of Elder-Beerman from February 2002 through August 2004, served as Chairman of the Southern Division of Belk, Inc. from 1999 to February 2002, and in senior executive positions at Belk, Inc. from 1985 to 1999.

PHILIP M. BROWNE — Director since 2002.  Age 47
Mr. Browne has been Senior Vice President and Chief Financial Officer of Advanta Corp., one of the nation’s largest credit card issuers in the small business market, since June 1998. Prior to that, Mr. Browne was a partner at Arthur Andersen LLP, where he was employed for more than 15 years.

SHIRLEY A. DAWE — Director since 2002.  Age 60
Ms. Dawe has been President of Shirley Dawe Associates, Inc., a Toronto-based retail management consulting group, since 1986. From 1969 to 1985, she held progressively senior merchandising and marketing positions with the Hudson’s Bay Company, a Canadian national department store chain. Ms. Dawe is a director of the National Bank of Canada and Birks & Mayors, Inc., a North American fine jewelry retail chain.

MARSHA M. EVERTON — Director since 2003.  Age 55
Ms. Everton has been President of Marsha Everton LLC, a York, Pennsylvania-based consulting firm, since September 2006. She was President of The Pfaltzgraff Co., a subsidiary of Lifetime Brands, Inc., a multi-channel retail company, from July 2005 to August 2006. From January 2002 to July 2005, she was President and Chief Executive Officer of The Pfaltzgraff Co., a casual dinnerware manufacturer. Ms. Everton was Vice President of The Pfaltzgraff Co. for more than ten years prior, and was responsible during this period for various departments including stores and direct marketing, corporate development and market planning and administration.

MICHAEL L. GLEIM — Director since 1991.  Age 64
Mr. Gleim was Vice Chairman and Chief Operating Officer of Bon-Ton from December 1995 to February 2002. From 1991 to December 1995 he was Senior Executive Vice President of Bon-Ton, and from 1989 to 1991 he was Executive Vice President of Bon-Ton.

TIM GRUMBACHER — Director since 1967.  Age 67
Mr. Grumbacher has been Executive Chairman of the Board of Directors of Bon-Ton since February 2005. He served as Chairman of the Board of Directors of Bon-Ton from August 1991 to February 2005. He was Chief Executive Officer of Bon-Ton from 1985 to 1995 and from June 2000 to August 2004. From 1977 to 1989 he was President of Bon-Ton.

ROBERT E. SALERNO — Director since 2002.  Age 59
Mr. Salerno has been Chief Operating Officer of Nancy Koltes Associates, a wholesaler of luxury domestics and linens, since June 2004. He was Chief Operating Officer of Kieselstein-Cord International, a luxury accessories wholesaler and retailer, from December 2002 to June 2004; and Vice President and Chief Operating Officer of Circline.com, an internet based broker of fine arts and antiques, from November 2001 to December 2002.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

Governing Documents

The key documents that constitute our corporate governance framework are as follows:

•	Articles of Incorporation

•	Bylaws

•	Corporate Governance Policies

•	Audit Committee Charter

•	Human Resources and Compensation Committee Charter

•	Governance and Nominating Committee Charter

•	Executive Committee Charter

•	Code of Ethical Standards and Business Conduct

Each of the committee charters and the Code of Ethical Standards and Business Conduct is available on our website at www.bonton.com by clicking on “Investor Relations,” then “Corporate Governance.”

Director Independence

The Board of Directors has determined that each of Messrs. Bank, Browne and Salerno, Ms. Dawe and Ms. Everton is an “independent” director as that term is defined in the listing standards of the Nasdaq Stock Market. In determining independence, the Board of Directors carefully reviewed any possible related party transactions between Bon-Ton or any of its affiliates and each of the independent directors, including the Company’s purchase of merchandise from The Pfaltzgraff Co. Ms. Everton was the President of The Pfaltzgraff Co. from July 2005 to August 2006. In determining whether Ms. Everton is an independent director, the Board considered the Company’s transactions with The Pfaltzgraff Co. and determined that purchases by the Company were made in arms-length transactions that were not material to either company. Further, the Board determined that Ms. Everton did not have any direct or indirect material interest in the transactions.

Attendance at Board Meetings

During 2006, the Board of Directors held six meetings and took action by unanimous consent without a meeting three times.

No director attended fewer than 75% of the total number of meetings of the Board and committees on which he or she served while in office.

Board Committees

The Board has an Audit Committee, a Human Resources and Compensation Committee, a Governance and Nominating Committee and an Executive Committee. The primary functions of each committee, its members, the number of times the committee met during 2006, and certain other information regarding each committee, are described below.

Audit Committee

The members of the Audit Committee are Philip M. Browne (Chair), Robert B. Bank and Robert E. Salerno. The Board has determined that Mr. Browne is an “audit committee financial expert” as defined by SEC rules and the listing standards of the Nasdaq Stock Market. The Audit Committee is comprised entirely of “independent” directors under applicable SEC rules and Nasdaq

Stock Market listing standards and operates under a charter which was adopted by the Board of Directors. This charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.

The Audit Committee appoints and establishes the compensation for the Company’s independent registered public accounting firm, approves in advance all engagements with the independent registered public accounting firm to perform non-audit services, reviews and approves the procedures used to prepare the Company’s periodic reports, reviews and approves the Company’s critical accounting policies, discusses the plans and reviews results of the audit engagement with the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, and oversees the Company’s accounting processes including the adequacy of its internal accounting controls. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors.

The Audit Committee met six times during 2006.

Human Resources and Compensation Committee

The members of the Human Resources and Compensation Committee (the “HRC Committee”) are Shirley A. Dawe (Chair), Robert B. Bank and Marsha M. Everton. The HRC Committee is comprised entirely of “independent” directors, as defined by the listing standards of the Nasdaq Stock Market, and operates under a charter which was adopted by the Board of Directors. This charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.

The HRC Committee advises and assists management in developing the Company’s overall compensation strategy to assure that it promotes shareholder interests, supports the Company’s strategic objectives, and provides for appropriate rewards and incentives for the Company’s management and employees. The HRC Committee reviews, evaluates and provides recommendations to the Board regarding the plans, policies and programs relating to the compensation of the Company’s principal executive officers, the general compensation policies of the Company, succession planning, management development and termination policies and arrangements. In addition, the HRC Committee reviews and approves the structure of the Company’s bonus plans, administers the Company’s stock option plans and oversees the Company’s retirement, defined benefit and health and welfare plans.

At the end of each year, the HRC Committee evaluates the performance of the Executive Chairman of the Board, the President and Chief Executive Officer, and the other principal executive officers of the Company with respect to approved goals and objectives. In addition, annually, or whenever the Company hires a new executive officer, the HRC Committee establishes the compensation levels for the Chairman of the Board, Chief Executive Officer and the other principal executive officers, including base pay, annual incentive compensation, long-term incentive plan participation, entrance into an agreement regarding employment and any special or supplemental benefits. (See “Compensation Discussion and Analysis” for additional discussion of the elements of executive officer compensation.) The compensation of the President and Chief Executive Officer is also reviewed by the full Board of Directors. The HRC Committee annually reviews with the Chief Executive Officer the performance of the other executive officers and approves their compensation for the next year. Finally, the HRC Committee establishes the corporate goals under the Company’s Cash Bonus Plan and has the authority to determine whether the requirements for receipt of a bonus should be waived.

The HRC Committee may delegate its authority to a subcommittee comprised solely of its members. To assist it in carrying out its responsibilities, the HRC Committee is authorized to retain the services of independent advisors. (See “Compensation Discussion and Analysis” for additional discussion of the processes and procedures for the consideration and determination of executive and director compensation.)

The HRC Committee met 16 times during 2006.

Governance and Nominating Committee

The members of the Governance and Nominating Committee (the “GN Committee”) are Michael L. Gleim (Chair) and Marsha M. Everton. Mr. Gleim is not an “independent” director as set forth under the Nasdaq Stock Market listing standards. As discussed above, the Company is a “controlled company” under Nasdaq Stock Market listing standards. As a controlled company, the Company may elect, and has elected, not to have a nominating committee comprised solely of independent directors. Mr. Gleim provides the Board with valuable insight with respect to both the governance of the Company and the nominations process, and, therefore, the Board believes that he should continue as a member of the GN Committee.

The GN Committee reviews, develops and makes recommendations to the Board of Directors regarding various aspects of the Company’s governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board, including renominations of members whose terms are due to expire. The GN Committee is also responsible for making recommendations to the Board regarding the compensation of its non-employee members. The GN Committee operates under a charter which was adopted by the Board of Directors. This charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.

The GN Committee met three times during 2006.

Executive Committee

The members of the Executive Committee are Tim Grumbacher (Chair), Shirley A. Dawe and Michael L. Gleim. The Executive Committee has the authority to act in place of the Board of Directors on specified matters.

The Executive Committee has the following responsibilities: to propose the Board agenda for each year and to refine the agenda prior to each Board meeting; to keep the members of the Board informed of pertinent issues that arise between regularly scheduled quarterly Board meetings; and to act as a sounding board for the Company’s Chief Executive Officer as appropriate. The Executive Committee Charter, under which the Executive Committee operates, was adopted by the Board and is posted in the Investor Relations section of the Company’s website at www.bonton.com.

The Executive Committee met 18 times during 2006.

Director Nominations Process and Director Qualifications

The GN Committee considers any appropriate recommendations for candidates for the Board. Any candidate recommended for the Board shall, at a minimum, possess a background that includes a solid education, sufficient business, professional or academic experience and the requisite reputation, character, integrity, skills, judgment and temperament and such other relevant characteristics, which, in the GN Committee’s view, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with the size, complexity, reputation and success of the Company.

The GN Committee will consider shareholder recommendations for candidates for the Board from any shareholder who has been a continuous record owner of at least 3% of the common stock of the Company for at least one year prior to submission of the recommendation and who provides a written statement that the shareholder intends to continue share ownership through the date of the meeting at which directors are to be elected. Any such shareholder recommendation should be sent to the Governance and Nominating Committee, c/o Office of General Counsel, The Bon-Ton Stores, Inc., P.O. Box 2821, York, PA 17405. No shareholder recommendations have been received since the 2006 shareholder meeting.

In addition, the GN Committee considers potential candidates recommended by current directors, Company officers, employees and others. When appropriate, the GN Committee may retain executive recruitment firms to assist in identifying suitable candidates. The GN Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board, the GN Committee determines whether the incumbent director is willing to stand for re-election. If so, the GN Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company’s business.

Director Attendance at Annual Meetings

The Company has adopted a policy which encourages Board members to attend the annual shareholders meeting. Three members of the Board attended the 2006 Annual Meeting of Shareholders.

Shareholder Communication with Board of Directors

Any shareholder who wishes to communicate with the Board of Directors, or any individual director, may do so by directing correspondence which prominently displays the fact that it is a shareholder-board communication, to such director or directors, c/o Office of General Counsel, The Bon-Ton Stores, Inc., P.O. Box 2821, York, PA 17405. Until and unless a procedure is adopted by a majority of the independent members of the Board whereby it may be deemed unnecessary or inappropriate to relay certain shareholder communications to the appropriate parties, all shareholder communications will be relayed to the intended director or directors.

Compensation of Directors

Messrs. Grumbacher and Bergren are employees of the Company and are not paid any separate compensation for serving as directors. They are the only employees who serve as directors.

Each non-employee director receives both cash compensation and stock compensation comprised of the following:

•	a $110,000 annual fee, $50,000 of which is paid in cash and $60,000 of which is paid in restricted stock units that vest at the end of the fiscal year in which they are granted;

•	a $20,000 annual fee for serving on the Executive Committee;

•	a $5,000 annual fee for serving on each committee other than the Executive Committee;

•	a $10,000 supplemental annual fee for each Committee chair.

Robert B. Bank, one of the Company’s non-employee directors, serves as the Board’s representative on the committee that oversees the Company’s Retirement Contribution Plan. For his service on this committee, Mr. Bank receives $1,250 for each meeting attended. In addition, in 2006 the Board approved supplemental payments in the amount of $5,000 to each of the members of the HRC Committee other than the Chair and a supplemental payment in the amount of $15,000 to the Chair of the HRC Committee. Directors may defer all or any part of their cash compensation into additional restricted stock units.

The following table presents the compensation provided by the Company during 2006 to each non-employee director for service on the Board of Directors:

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)	($)	($)	($)	($)		($)

Robert B. Bank	70,000	60,000	—	—	—	—		130,000
Philip M. Browne	72,500	60,000	—	—	—	—		132,500
Shirley A. Dawe	96,667	60,000	—	—	—	—		156,667
Marsha M. Everton	58,750	60,000	—	—	—	—		118,750
Michael L. Gleim	85,000	60,000	—	—	16,351	197,500	(1)	358,851
Robert E. Salerno	55,000	60,000	—	—	—	—		115,000
Thomas W. Wolf(2)	75,000	60,000	—	—	—	—		135,000

(1)	Mr. Gleim and the Company have entered into a consulting agreement under which Mr. Gleim receives $180,000 in cash compensation per year.

(2)	Mr. Wolf resigned as a director of the Company effective February 9, 2007.

THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” THE ELECTION OF THE
NOMINEES LISTED ABOVE

PROPOSAL TWO

AMENDMENT AND RESTATEMENT OF
THE CASH BONUS PLAN

The Cash Bonus Plan was adopted by the Board of Directors and was approved by the Company’s shareholders in July 2004. Subject to shareholder approval, the Board of Directors has adopted an amendment and restatement of the Cash Bonus Plan as described below. Approval of the amendment and restatement of the Cash Bonus Plan requires the affirmative vote of a majority of the votes cast by holders of common stock and Class A common stock.

The Cash Bonus Plan is a performance-based plan that is intended to provide a means by which those key employees who are designated as participants may be compensated for their roles in the performance of the Company. The Cash Bonus Plan was adopted by the Board of Directors as a means to provide greater flexibility in the establishment of performance goals and setting of target bonuses while permitting such bonuses to be fully deductible as “performance-based compensation” (as that term is used under Section 162(m) of the Internal Revenue Code (the “Code”)).

The purpose of the amendment and restatement adopted by the Board is to increase the maximum individual bonus available under the Cash Bonus Plan from $1,500,000 to $5,000,000 and from two times base salary to three times base salary of an eligible participant. No 2007 bonuses in excess of $1,500,000 may be paid under the Cash Bonus Plan unless and until the amendment and restatement has been approved by the Company’s shareholders.

The design and administration of the Cash Bonus Plan are intended to cause all taxable compensation attributable to the Cash Bonus Plan to be treated as “performance-based compensation.” As a consequence, the provisions of the Code which would otherwise limit the deductibility by us of certain executive compensation in excess of $1,000,000 should not be applicable to any compensation expense attributable to the Cash Bonus Plan. The Cash Bonus Plan is administered by the Human Resources and Compensation Committee (or such other committee consisting exclusively of two or more “outside directors” as may be designated to act in that capacity by the Board from time to time). This administrative committee for the Cash Bonus Plan is referred to in this Proposal Two as the “Committee.”

The material provisions of the Cash Bonus Plan, as proposed to be amended and restated, are described below. The description of the Cash Bonus Plan is qualified in its entirety by the Cash Bonus Plan as amended and restated, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

Eligibility.  Participants in the Cash Bonus Plan are those key executives, including the named executive officers, who are designated by the Committee to participate in the Cash Bonus Plan from time to time. As of April 24, 2007, 688 executives and other employees have been designated by the Committee to participate in the Cash Bonus Plan.

Shareholder approval and term of Cash Bonus Plan.  The Cash Bonus Plan has been in effect since February 1, 2004, and will continue in effect, amended as described in this proxy statement if approved by the shareholders, until it is terminated by the Board. The Cash Bonus Plan may be submitted for reapproval by the shareholders from time to time, and should be so reapproved no later than the shareholders’ meeting that occurs in the fifth year following its last shareholder approval in order to remain qualified as a “performance-based” compensation arrangement for purposes of the Code rules regarding executive compensation referred to above.

Benefits under the Cash Bonus Plan.  In general, the benefits under the Cash Bonus Plan consist of a cash bonus payable to participants provided the performance goals established by the Committee are met and, if met, to the extent met. Following the adoption of the amendment and restatement, the maximum amount that can be paid to any one participant under the Cash Bonus

Plan with respect to any one fiscal year is three times his or her base salary in effect for the relevant year, and in no event may any such bonus exceed $5,000,000.

The bases for such performance goals may include: stock price, market share, gross sales, gross revenues, net revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variation or combination of these. In addition, the Committee may establish as an additional performance measure the attainment by a participant in the Cash Bonus Plan of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility.

In all cases, measurement of the Company’s or a participant’s achievement of one or more performance goals must be objectively determinable and, where applicable, determined in accordance with generally accepted accounting principles. In all cases, the performance goals for a year must be established no later than 90 days after the beginning of the year. The achievement of performance goals established under the Cash Bonus Plan must be certified by the Committee before any bonus may be paid.

Administration of the Cash Bonus Plan.  The Cash Bonus Plan is administered by the Committee which, as noted above, will at all times consist exclusively of two or more “outside directors” (as that term is defined under Section 162(m) of the Code). The resolution of any questions arising with respect to the Cash Bonus Plan will be determined by the Committee, and all such determinations are final and conclusive.

Amendment and termination of the Cash Bonus Plan.  The Board may terminate or revoke the Cash Bonus Plan at any time and may amend the Cash Bonus Plan from time to time, provided that none of the termination, revocation or amendment of the Cash Bonus Plan may, without the written approval of the participant, reduce the benefit to which the participant would otherwise be entitled, and provided further that no changes that would increase the benefit available will be effective without approval by the Committee and without disclosure to and approval by the shareholders in a separate vote prior to the date the participant would become entitled to such increased benefit. In addition, the Cash Bonus Plan may be modified or amended by the Committee as it deems appropriate in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code.

Federal tax issues.  Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 to certain employees of publicly held companies (this limitation is referred to herein as the “million dollar cap”), unless the compensation comes within certain exceptions. One exception to the million dollar cap is available for “performance-based compensation.” In order for taxable compensation to be within this exception to the million dollar cap, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more “outside” members of the Company’s Board, disclosure to the shareholders of the material terms of the performance-based bonus arrangement under which the bonus is to be paid, and approval by the shareholders of that arrangement. Additional rules apply to the ongoing administration of such an arrangement in order for compensation to qualify as performance-based.

Bonuses payable under the Cash Bonus Plan are intended to be provided only on the attainment of the performance goals established by the Committee for the year for which the bonus is paid. Assuming the Cash Bonus Plan, as amended and restated, is put into effect in accordance with its terms, is approved by the Company’s shareholders, and is administered in accordance with the provisions set forth therein, the taxable compensation payable under the Cash Bonus Plan should qualify as “performance-based compensation” that is exempt from the million dollar cap.

New Plan Benefits.  The following table sets forth the annual bonus opportunities for 2007 depending on the extent to which the performance goals established by the Committee are achieved, assuming the amendment and restatement of the Cash Bonus Plan is approved by shareholders.

The Bon-Ton Stores Amended and Restated Cash Bonus Plan

Name	Threshold($)	Target($)	Maximum($)

Tim Grumbacher	195,000	260,000	520,000
Byron L. Bergren	1,125,000	1,500,000	2,000,000
Anthony J. Buccina	731,300	975,000	1,462,500
Keith E. Plowman	151,900	202,500	303,800
David B. Zant	281,300	375,000	562,500
All executive officers as a group (9 persons)	3,224,188	4,298,750	6,328,175
All eligible non-executive officer employees as a group (679 persons)	8,064,212	10,752,250	16,128,325

THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” APPROVAL OF THE AMENDMENT
AND RESTATEMENT OF THE CASH BONUS PLAN.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended ratification of its appointment of KPMG LLP (“KPMG”), which served as our independent registered public accounting firm in 2006, to serve as our independent registered public accounting firm for 2007. If the shareholders do not ratify this appointment, another independent registered public accounting firm will be considered by the Audit Committee.

In making its selection of KPMG, the Audit Committee considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence.

FEES PAID TO KPMG

	2006	2005

Audit Fees(1)	$2,469,200	1,192,200
Audit-Related Fees(2)	325,725	722,711
Tax Fees(3)	366,606	217,020
All Other Fees	—	—

(1)	Audit Fees include fees associated with audit services, consultation on matters related to the consolidated financial statements, consents, reviews of the Company’s quarterly reports on Form 10-Q and reviews of the Company’s filings under the Securities Exchange Act of 1934.

(2)	Audit-Related Fees relate primarily to services provided in connection with the acquisition of the Carson’s division of Saks Incorporated and the related financing.

(3)	Tax Fees reflect all tax-related services, including consultation, return preparation, planning and compliance.

The Audit Committee is responsible for the pre-approval of all audit services and non-audit services performed by the Company’s independent registered public accounting firm. All of the fees shown in the chart above were pre-approved by the Audit Committee. The Audit Committee may delegate to one of its members the authority to grant such pre-approvals, and any such approvals are presented to the full Audit Committee at its next scheduled meeting.

A representative of KPMG is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the Company’s independent registered public accounting firm.

The role of the Audit Committee is to assist the Board of Directors in its general oversight of the integrity of the Company’s consolidated financial statements and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, KPMG. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such consolidated financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of internal control over financial reporting. KPMG has free access to the Audit Committee to discuss any matter it deems appropriate.

The Audit Committee has reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s evaluation of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

KPMG also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed KPMG’s independence with them.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

Members of the Audit Committee:

Philip M. Browne, Chairperson
Robert B. Bank
Robert E. Salerno

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

During the last four years, the Company has experienced dramatic growth in the size and scope of its operations, primarily through the acquisition of The Elder-Beerman Stores Corp. in October 2003 and the acquisition of the Carson’s division of Saks Incorporated in March 2006. Sales increased from $713 million in 2002 to over $3.3 billion in 2006. During the same period, the number of stores increased from 72 stores operating in nine states to 283 stores operating in 23 states. The Company’s common stock has performed well as the Company has grown, rising in value from $4.14 per share on the last trading day in 2002 to $37.32 on the last trading day in 2006. As the Company has transitioned into a larger organization and the Company’s executives have assumed additional responsibilities, the Human Resources and Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) has implemented a compensation program for senior executives designed to recognize these changes by providing compensation that is competitive with similarly sized retail businesses and that attracts, retains and rewards executives for performance. The Committee has increased base salaries for the Company’s Chief Executive Officer and other executives, in some cases substantially. At the same time, the Committee has granted stock options, awarded restricted stock and introduced performance-based restricted stock units with increasing frequency to better align the interests of executives and shareholders. In addition, the Committee has established challenging performance goals in connection with annual cash incentive compensation.

This Compensation Discussion and Analysis addresses the compensation of the Company’s “named executive officers.” Throughout this proxy statement, the individuals set forth in the following table, consisting of the Company’s Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers, are referred to as the “named executive officers”:

Name	Title

Tim Grumbacher	Executive Chairman of the Board
Byron L. Bergren	President and Chief Executive Officer
Anthony J. Buccina	Vice Chairman and President — Merchandising
Keith E. Plowman	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
David B. Zant	Vice Chairman — Private Brand, Merchandise Planning and Internet Marketing

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to attract, motivate, reward and retain executive officers who are critical to the Company’s long-term success and the creation of shareholder value. The Committee’s philosophy is to directly link an increasing portion of the Company’s executive officers’ compensation with corporate performance and increases in shareholder value. The following are the objectives that guide the Committee’s decisions regarding compensation:

•	Provide a competitive total compensation package that enables the Company to attract, motivate and retain key personnel.

•	Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to the attainment of corporate performance goals that evidence operational success and enhancement of shareholder value.

•	Provide long-term equity incentive compensation opportunities through the award of stock options, shares of restricted stock and performance-based restricted stock units that align executive compensation with increases in shareholder value. These opportunities are available primarily to those officers who have the capacity to influence the Company’s medium- and long-term results, generate value for shareholders and ensure the long-term growth of the Company. Equity grants also seek to reward significant achievement of top performing officers and to attract new talent.

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to provide incentives to executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Role of the Committee in Compensation Decisions

The Committee is responsible for establishing, implementing and monitoring the compensation programs of the Company to ensure that they support the Company’s strategic and financial objectives. The Committee also reviews employee benefits and policies and their impact on and relation to Company culture. Each member of the Committee is an independent director under applicable Nasdaq Stock Market listing standards, a “non-employee director” under applicable SEC rules and an “outside director” under applicable Internal Revenue Service rules. The Committee holds meetings throughout the year and also acts by written consent in lieu of a meeting.

The Committee is authorized to review and approve, and in some cases recommend for the approval of the full Board of Directors, the compensation for the Company’s executive officers, including the named executive officers. The Committee approves the performance goals with respect to annual performance-based compensation and equity awards to executive officers, including the named executive officers. The Committee monitors total compensation paid to the named executive officers and other key executives and considers whether such compensation is fair, reasonable and competitive in consideration of each named executive officer’s capacity to influence shareholder value and to promote the long-term growth of the Company. The Committee annually prepares a review and evaluates the Chief Executive Officer’s performance for the year compared to pre-determined and Committee-approved performance metrics. The total compensation of the Chief Executive Officer is evaluated to ensure that it is competitive in the marketplace and that the compensation package reflects the Committee’s assessment of the Chief Executive Officer’s contributions and value to the Company. The Committee prepares a recommendation for the approval of the Company’s Board of Directors with respect to changes in the compensation of the Chief Executive Officer. The Committee annually reviews the performance of the Executive Chairman and any payout to the Executive Chairman under the Company’s cash bonus program. The Executive Chairman’s base salary, annual bonus and equity awards were established in the Executive Transition Agreement as of February 1, 2005. The Chief Executive Officer annually prepares a review for all of his direct reports, including the named executive officers and other key executives, excluding the Executive Chairman, for the year compared to pre-determined and Committee-approved performance metrics. The total compensation for the respective executives, the performance appraisals and the recommendations made by the Chief Executive Officer are reviewed by the Committee for Committee approval.

Role of Management in Compensation Decisions

Management supports the Committee in its work. Management assists the Chair of the Committee in establishing the agendas for meetings and preparing materials for the review of Committee members in advance of each meeting. With respect to most compensation and benefit matters, including compensation of the named executive officers, management provides recommendations to the Committee. The Committee relies on management to evaluate employee performance and to make recommendations for salary and bonus levels as well as for grants of stock options or awards of restricted stock. Management also works with the Committee to establish performance goals under the Company’s performance-based annual incentive compensation program that support the Company’s strategic direction. In furtherance of the foregoing activities, members of management including Byron L. Bergren and Dennis R. Clouser, Executive Vice President — Human Resources, attend meetings of the Committee. Each of them is excused from a meeting during discussion and approval of matters regarding his own compensation.

Compensation Consultant and Benchmarking

The Committee has engaged Hewitt Associates, an outside global human resources consulting firm, to conduct an annual review of its total compensation program for the Chief Executive Officer and the other named executive officers except the Executive Chairman. Hewitt Associates provides the Committee with relevant market data and alternatives to consider when making decisions on the compensation of Chief Executive Officer and on the recommendations made by the Company’s management for named executive officers other than the Chief Executive Officer and Executive Chairman.

In making compensation decisions, the Committee compares salary, annual incentive compensation and long-term equity incentive values against all retail companies in Hewitt Associates’ Total Compensation Database (the “Compensation Peer Group”). In 2006, there were 55 retail companies included in the database ranging in size from $200 million to $313 billion in sales. For comparison purposes, the Company’s annual sales are below the median sales of the Compensation Peer Group. Because of the large variance in size among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in company sales. This adjusted value is used as the basis of comparison of compensation between the Company and the companies in the Compensation Peer Group.

The Committee has determined that it is appropriate to deliver total compensation at approximately the 50th percentile of the Compensation Peer Group for each element of compensation. However, the Company competes with many larger companies for the best executive-level talent, and the Committee may determine that it is in the best interests of the Company and its shareholders to provide compensation for selected positions that exceeds the targeted compensation levels depending on the circumstances, including the Company’s needs, market factors, and the experience level and contribution of the executive.

Components of Executive Compensation

The principal components of compensation for named executive officers are base salary, performance-based annual cash incentive compensation, long-term equity incentive compensation, perquisites and personal benefits, and retirement and other benefits. The Committee seeks to achieve a mix of these components such that the total is competitive in the marketplace. Traditionally, the Company compensated its executive officers primarily by paying base salary and an annual cash bonus and did not offer significant long-term equity incentive opportunities. The Committee is transitioning the Company’s compensation program from its historical short-term orientation, with a focus on base salary and annual incentive compensation, to a program with an increasing emphasis on long-term equity incentive compensation to better align the interests of the named executive officers with the interests of shareholders in long-term growth. The Committee does not have a pre-established policy for allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee attempts to provide each named executive officer with a compensation package consisting of a balance of base salary, performance-based annual incentive compensation and long-term equity incentive compensation, in addition to perquisites and retirement benefits, that generally achieves a total compensation value at the 50th percentile of the Compensation Peer Group and addresses retention and competitive requirements. The Committee annually reviews the appropriate level and mix of compensation components.

The table below shows the mix of compensation received in 2006 by the Chief Executive Officer and the average of the other named executive officers as a group based on total compensation as reported in the Summary Compensation Table. As this table demonstrates, 74% of the Chief Executive Officer’s compensation in 2006 was tied to the financial performance of the Company or to the performance of the Company’s common stock. In addition, a majority of the other named executive officers’ compensation in 2006 was tied to the financial performance of the Company or to the performance of the Company’s common stock. The Committee believes that the compensation mix encourages the named executive officers to focus on the Company’s long-term performance and enhancement of shareholder value.

	Percent of Compensation				Percent of Compensation
	Not Tied to Financial Performance				Tied to Financial Performance
	and/or Stock Price Performance				and/or Stock Price Performance
		Changes in Pension				Long-Term
		and Deferred	Other		Annual	and Equity
	Salary	Compensation	Compensation	Subtotal	Bonus	Compensation	Subtotal	Total

Chief Executive Officer	24%	0%	2%	26%	37%	37%	74%	100%
Average of the Other Named Executive Officers	27%	8%	5%	40%	24%	36%	60%	100%

The Committee has reviewed all components of compensation of the named executive officers, including base salary, performance-based incentive compensation, long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and obligations under the Company’s supplemental executive retirement plans. A summary, or “tally sheet,” setting forth all the above components and affixing dollar amounts to each component was prepared and reviewed by the Committee. The Committee believes that the level of compensation of the Company’s named executive officers reflects the Company’s performance and that total compensation to each of the named executive officers is appropriate.

Base Salary

The base salaries of the Company’s executive officers are determined by evaluating the executive officers’ roles and responsibilities and compensation data regarding the Compensation Peer Group. The base salary of each executive officer is reviewed annually. If appropriate, the Chief Executive Officer recommends annual salary increases for each of the named executive officers and key executives other than himself and the Executive Chairman of the Board. The Committee’s decision to increase base salary for any named executive officer is based on the previously defined compensation philosophy and takes into specific account the level of responsibility of the executive officer, the Company’s performance, the executive officer’s individual performance, which is reviewed by the Committee annually, and the executive officer’s compensation compared to similarly situated executives in the Compensation Peer Group.

Minimum base salaries for Tim Grumbacher, Byron L. Bergren, Anthony J. Buccina and David B. Zant were established pursuant to employment agreements approved by the Committee and, with respect to Mr. Bergren’s and Mr. Grumbacher’s employment agreements, the Company’s Board of Directors. The minimum base salaries for these executive officers, as established pursuant to the applicable employment agreements, were based on a variety of factors, including the general level of executive compensation of similarly situated executives in the Compensation Peer Group, the general level of executive compensation at the Company and an evaluation of each person’s capacity to positively affect the Company’s performance.

During 2006, Mr. Bergren’s base salary was increased from $750,000 to $1,000,000, and Mr. Plowman’s base salary was increased from $300,000 to $390,000. These salary increases were approved by the Committee based upon the increase in the size of the Company’s business, the increase in job responsibilities following the Company’s acquisition of Carson’s, and an evaluation of their individual performances. With respect to Mr. Bergren in particular, the Committee approved the increase in salary based on its view of Mr. Bergren’s critical value to the Company in guiding the Company through the acquisition and integration of Carson’s. Mr. Buccina joined the Company in fiscal 2006 after working with Carson’s as its chief merchant. Mr. Buccina’s initial base salary was set at $780,000 based upon the Committee’s evaluation of Mr. Buccina’s depth of experience and his ability to positively influence the Company’s performance following the acquisition of Carson’s.

Performance-Based Annual Incentive Compensation

The Company has an annual incentive Cash Bonus Plan in which the named executive officers participate. Awards of cash bonuses under this plan are variable, and the payout of any cash bonus under the plan is dependent upon the achievement of pre-determined Company performance goals which are pre-approved by the Committee.

For 2006, the annual cash bonus program for the named executive officers focused on the achievement of two or three of the following goals: (1) net income, with a “threshold” of approximately $33.6 million, a “target” of approximately $37.3 million, and a “maximum” of approximately $50.2 million; (2) net sales, with a “threshold” of $3,265 million, a “target” of $3,327 million, and a “maximum” of $3,543 million; and (3) a specified level of gross margin return on inventory dollars, or “GMROI dollars.” The calculation methodology utilized to determine the achievement level for GMROI dollars requires that total Company gross margin, total Company average inventory at cost and total Company sales are balanced. The GMROI dollar goal requires achievement of Company sales at pre-determined levels related to the total financial goals of the Company, which is then multiplied by the approved gross margin return on investment rate for the Company. In the view of the Committee, the GMROI dollar goal is challenging but attainable.

The Committee assigns different goals and weightings for each named executive officer depending on the capacity of the named executive officer to influence the goal and the named executive officer’s area of responsibility. Payment of any portion of a bonus under the plan is dependent upon the Company’s achievement of at least the “threshold” level of net income. If the threshold level of net income is not achieved, there is no bonus payout under any of the goals of the plan for that year. In addition, if the net income “threshold” is attained, but the “threshold” performance for a goal other than net income is not attained, the portion of the bonus attributable to such other goal is forfeited.

The Committee reviewed and established competitive “threshold,” “target,” and “maximum” payout potentials under the cash bonus program for each executive officer. The following table sets forth (1) the approximate payouts, stated as a percentage of base salary, that could be earned by each named executive officer under the cash bonus program for 2006, and (2) the cash bonus performance goals and the weighting of such goals for each named executive officer for 2006. The Committee increased the payout potential at target for 2006 from what the payout at target would have otherwise been for Mr. Bergren (from 100% to 150%) and for Mr. Buccina (to 125% of base salary) to provide additional incentive to both of these key executives during the Carson’s integration period.

	Payout at	Payout at	Payout at	Bonus Criteria
Name	Threshold	Target	Maximum	(weighting)

Tim Grumbacher	37.5%	50%	100%	Net income (75)%
				Net sales (25)%
Byron L. Bergren	112.5%	150%	200%	Net income (75)%
				Net sales (25)%
Anthony J. Buccina	93.75%	125%	187.5%	Net income (50)%
				GMROI dollars (25)%
				Net sales (25)%
Keith E. Plowman	37.5%	50%	75%	Net income (75)%
				Net sales (25)%
David B. Zant	56.25%	75%	112.5%	Net income (50)%
				GMROI dollars (25)%
				Net sales (25%)

The Committee reviewed performance data as of the end of 2006 and determined the extent to which the targeted levels of performance were achieved. The effects of unusual or one-time transactions that were not included in the Company’s financial plan for 2006, such as the Company’s acquisition from Belk Inc. of four Parisian stores, were not included in the calculation of whether the performance goals for 2006 were achieved. The amount of annual incentive compensation paid for 2006 to each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In addition to bonuses that may be awarded under the Company’s Cash Bonus Plan, a cash bonus may be awarded at the discretion of the Committee for extraordinary individual achievement by the executive or for other reasons, such as a signing bonus upon joining the Company. In 2006, Mr. Buccina received a bonus from the Company with respect to his performance at the Carson’s division of Saks Incorporated and a retention payment following the Company’s acquisition of Carson’s. Other than the payments to Mr. Buccina, no extraordinary bonuses were awarded to any of the named executive officers for 2006.

Long-Term Equity Incentive Compensation

Another component of executive compensation is long-term incentive compensation in the form of stock options, restricted stock and performance-based restricted stock units (“RSUs”). The Committee administers The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan and Performance-Based Award Plan (the “Stock Incentive Plan”) which provides for the grant of stock options and awards of restricted stock and RSUs. These grants and awards are intended to align the executive officers’ interests with those of shareholders by increasing the portion of their compensation tied to the long-term performance of the Company. The Committee annually reviews the performance of the named executive officers to determine whether grants of options or awards of restricted stock or RSUs are warranted. Option grants and awards of restricted stock and RSUs are made periodically at the discretion of the Committee and on the recommendation of the Company’s Chief Executive Officer, primarily to reward significant individual achievement and to attract and retain key talent. The proportion of long-term equity incentive compensation in relation to base salary is a function of the named executive officer’s level of responsibility and capacity to enhance shareholder value.

The exercise price of options granted by the Committee is usually set at the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of the Committee meeting at which the grant is approved. In certain instances, the Committee has set the exercise price at the closing price on a date in the future to allow time to notify the grantee of the option grant or to set the exercise price on the same date as the starting date of a new employee. If the Committee sets an option exercise price based on the closing price on the Nasdaq Stock Market on a date in the future, the Committee confirms that management does not anticipate any material announcements during the period from the Committee meeting until such future date. The Company has not issued any options with exercise prices that have been backdated.

Stock options and awards of restricted stock generally vest over a number of years. Any vested options are usually forfeited 90 days after termination of the recipient’s employment, and any unvested shares of restricted stock and unvested options are usually forfeited upon termination of employment. Such options and restricted stock, therefore, are also intended to encourage recipients to remain in the employ of the Company over a substantial period of time.

During 2006, the Committee granted options and awarded restricted stock and performance-based RSUs to the named executive officers as reflected in the “Grants of Plan-Based Awards” table below. The Committee awarded both restricted stock and performance-based RSUs to Byron L. Bergren in 2006. The Committee’s awards to Mr. Bergren were made based upon the Committee’s evaluation of Mr. Bergren’s leadership in completing the acquisition of Carson’s in 2006 and the key role he would play in leading the Carson’s integration. He received restricted shares worth $1 million at the time of grant that will vest at the end of 2008 and performance-based RSUs worth $1 million at the time of grant. One-half of Mr. Bergren’s performance-based RSUs vested at the target level based upon the achievement of the same net income goal set for 2006 under the Cash Bonus Plan. The other one-half of Mr. Bergren’s performance-based RSUs will vest, if earned, based upon the achievement of the net income goals established by the Committee for awards under the Cash Bonus Plan for 2007 performance. The awards of restricted stock and performance-based RSUs to Mr. Bergren reflect the Committee’s objectives to link an increasing portion of compensation to Company performance and to align the interests of executives with those of shareholders.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s objective to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Perquisites consisted of supplemental medical benefits, automobile allowances, club memberships, relocation benefits, and reimbursement of legal fees incurred in connection with the negotiation of employment agreements. In addition, the Company has provided Mr. Bergren with rental housing in Milwaukee, Wisconsin for use during his frequent trips to the Company’s merchandising operations there. Perquisites traditionally have not constituted significant portions of executive compensation.

The named executive officers also participate in benefit programs available to employees generally, such as health and dental insurance, life insurance and the Company’s discounted purchase program.

Retirement and Other Benefits

In connection with the acquisition of Carson’s in March 2006, a subsidiary of the Company assumed the Carson Pirie Scott & Co. Supplemental Executive Retirement Plan (the “Carson’s SERP”). The Carson’s SERP is a nonqualified, unfunded supplemental retirement plan. The only named executive officer who participates in the Carson’s SERP is Anthony J. Buccina. The Company anticipates that there will be no new participants in the Carson’s SERP.

The Company established the Bon-Ton Supplemental Executive Retirement Plan (the “Bon-Ton SERP”) to provide retirement benefits to certain executives. The Bon-Ton SERP is a nonqualified, unfunded supplemental retirement plan. The only named executive officer who participates in the Bon-Ton SERP is David B. Zant. The Company anticipates that there will be no new participants in the Bon-Ton SERP.

The named executive officers participate in The Bon-Ton Stores, Inc. Retirement Contribution Plan, a tax-qualified plan pursuant to which employees are able to contribute a portion of their annual salaries to the plan on a pre-tax basis. The Company generally has matched 30% of the first 6% of eligible compensation that is contributed to the plan. All employee contributions to the plan are fully vested upon contribution, and Company matching contributions vest after three years with the Company assuming a minimum of 1,000 hours is worked in each year. In addition to the matching contribution, the Company provides a discretionary retirement contribution to each eligible employee who has been employed at least one year, is employed on the last day of the year and worked 1,000 hours in 2006. The Company retirement contributions vest after five years with the Company if a minimum of 1,000 hours is worked in each year. In connection with the acquisition of Carson’s in March 2006, the Company assumed the Carson Pirie Scott & Co. Pension Plan (the “Carson’s Pension Plan”). The Carson’s Pension Plan is a qualified defined-benefit cash-balance plan in which the only named executive officer who participates is Anthony J. Buccina. The Carson’s Pension Plan was frozen to new participants in 2002 and all future benefit accruals were frozen in May 2006.

Employment Agreements and Payments Upon Termination or Change of Control

As discussed more fully below, the Company has entered into employment agreements with Tim Grumbacher, Byron L. Bergren, Anthony J. Buccina and David B. Zant. The decisions to enter into employment agreements and the terms of those agreements were based on the Company’s need to attract and retain talent for the long-term growth of the Company. Following Mr. Grumbacher’s resignation as Chief Executive Officer in 2004, the Committee determined that it would be beneficial to the Company to continue Mr. Grumbacher’s employment as Executive Chairman of the Board, and both Mr. Grumbacher and the Committee desired to evidence the arrangement in a written agreement. With respect to Mr. Bergren, the Committee determined that it is in the best interests of the Company and shareholders to retain Mr. Bergren’s services until at least February 2008, and the Committee designed his employment agreement to provide economic incentives for him to remain with the Company at least until that time. With respect to Mr. Buccina, the Committee and management of the Company determined that his services and merchandising expertise would be critical following the acquisition of Carson’s to ensure a smooth integration and to develop an appropriate merchandising approach for the combined company. With respect to Mr. Zant, the Committee and management of the Company determined that it would be in the best interests of the Company to enter into an employment agreement to retain Mr. Zant due to his private brand and merchandise planning experience. The material terms of employment agreements with the named executive officers are described under the heading “Summary of Employment Agreements with Named Executive Officers” beginning on page 33.

Pursuant to the employment agreements with the foregoing four named executive officers, the Company has agreed to arrangements which will provide severance compensation in the event of a termination, change of control or other triggering event. In addition, Keith E. Plowman, with whom the Company does not have an employment agreement, is a participant in the Company’s Severance Plan. These arrangements are designed to promote stability and continuity of senior management. Stock options and restricted stock will generally vest upon a change in control. The Company adopted “single trigger” treatment for equity awards to retain, focus and motivate executives during change in control discussions and to be competitive with current market practice in order to attract the best talent. Information regarding applicable payments under such arrangements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 35.

Tax and Accounting Implications of Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to the Chief Executive Officer and the other named executive officers unless specified criteria are satisfied. The Committee reviews and considers the deductibility of executive compensation under Section 162(m) and believes that compensation recognized by such persons in 2006 is fully deductible for federal income tax purposes. The Committee has generally designed the Company’s compensation program in a manner that permits compensation to be deductible; however, grants of restricted stock, when and if those grants vest for tax purposes, may create compensation for the grantee that may be subject to the limitations on deductibility under Section 162(m). The Committee reserves the right to award non-deductible compensation when it believes such action would be in the best interests of the Company.

Accounting for Stock-Based Compensation

In 2006, the Company began accounting for stock-based payments, including stock options and awards of restricted stock and RSUs, in accordance with the requirements of Financial Accounting Standards Board Statement 123(R) (“SFAS 123R”). The Committee reviews the expenses for stock-based payments under SFAS 123R in connection with the grant of stock options and award of restricted stock and RSUs.

Report of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Human Resources and Compensation Committee

Shirley A. Dawe, Chair
Robert B. Bank
Marsha M. Everton

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Tim Grumbacher Executive Chairman of the Board	2006	675,000	—	1,344,830	—	361,563	139,004	13,533	2,533,930
Byron L. Bergren, President and Chief Executive Officer	2006	971,154	—	977,358	553,532	1,500,000	—	91,313	4,093,357
Anthony J. Buccina, Vice Chairman, President — Merchandising	2006	688,750	306,355	603,332	569,379	1,060,313	490,315	28,652	3,747,096
Keith E. Plowman, Executive Vice President, Chief Financial Officer	2006	380,769	—	127,516	29,144	209,625	—	23,103	770,157
David B. Zant, Vice Chairman — Private Brand, Merchandise Planning and Internet Marketing	2006	519,231	—	176,924	147,500	407,813	35,802	53,450	1,340,720

(1)	Salary amounts reflect the actual base salary payments made to the named executive officers in 2006.

(2)	“Bonus” refers to non-performance-based guaranteed cash payments. In 2006, Mr. Buccina received a bonus from the Company with respect to his performance at the Carson’s division of Saks Incorporated in the amount of $184,118 and a retention payment following the Company’s acquisition of Carson’s in the amount of $122,237. Other than the payments to Mr. Buccina, no guaranteed payments were made to any named executive officer. Other cash incentives were performance-based and are reflected under the column labeled “Non-Equity Incentive Plan Compensation.”

(3)	The amounts reported in this column reflect the amount of compensation cost recognized in 2006 for financial statement reporting purposes for restricted stock and RSUs granted in 2006 and prior years for each named executive officer. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. The amounts do not reflect compensation actually received by the named executive officers. Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Form 10-K filed with the SEC on April 19, 2007. The grant date fair market value of the restricted stock granted in 2006 is reflected in Grants of Plan-Based Awards Table on page 28.

(4)	The amounts reported in this column reflect the amount of compensation cost recognized in 2006 for financial statement reporting purposes for stock options granted in 2006 and prior years for each named executive officer. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. The amounts do not reflect compensation actually received by the named executive officers. Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Form 10-K filed with the SEC on April 19, 2007. The grant date fair market value of the stock options granted in 2006 is reflected in Grants of Plan-Based Awards Table on page 28.

(5)	The amounts reported in this column reflect the annual performance-based bonus awards to the named executive officers under the Company’s Cash Bonus Plan, which is addressed on page 21 of the Compensation Discussion and Analysis.

(6)	The amounts reported in this column reflect the following: (i) the increase in value during 2006 of Mr. Grumbacher’s retiree continuing medical benefits, (ii) the increase in value during 2006 of Mr. Buccina’s benefits under the Carson’s Pension Plan and the Carson’s SERP; and (iii) the increase in value during 2006 of Mr. Zant’s benefits under the Bon-Ton SERP. See the Pension Benefits Table on page 30 for more information about these benefits.

(7)	The compensation reflected in the “All Other Compensation” column for each of the named executive officers for 2006 includes Company matching contributions under our Retirement Contribution Plan and the incremental cost to the Company of perquisites, as follows:

								401(k) Plan
						Rental		Company
		Supplemental	Club			Housing in	Life	Match and
	Automobile	Medical	Membership	Reimbursement of	Relocation	Milwaukee	Insurance	Profit
Name	Usage($)	Benefits($)	Expenses($)	Legal Expenses($)	Benefits($)	($)	Premiums($)	Sharing($)

Tim Grumbacher	—	—	—	—	—	—	472	13,061
Byron L. Bergren	14,132	8,500	3,270	8,354	—	39,418	4,578	13,061
Anthony J. Buccina	7,291	1,710	—	10,000	—	—	592	9,059
Keith E. Plowman	6,444	2,383	—	—	—	—	1,215	13,061
David B. Zant	9,926	2,328	2,602	2,787	21,711	—	1,035	13,061

Grants of Plan-Based Awards

The table below provides information regarding grants of options and awards of restricted stock and RSUs to the named executive officers under the Company’s Cash Bonus Plan and Stock Incentive Plan.

											All		Grant
										All	Other		Date
										Other	Option		Fair
										Stock	Awards;	Exercise or	Value of
			Estimated Possible				Estimated Future			Awards;	Number of	Base	Stock
		HRC	Payouts Under Non-Equity				Payouts Under Equity			Number of	Securities	Price of	and
		Committee	Incentive Plan Awards(1)				Incentive Plan Awards(2)			Shares of	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum		Threshold	Target		Stock or	Options	Awards	Awards
Name	Date	Date	($)	($)	($)		(#)	(#)		Units (#)(3)	(#)(4)	($/share)	($)(5)

Tim Grumbacher	N/A		243,750	325,000	650,000		—	—		—	—	—	—

Byron L. Bergren	N/A		1,125,000	1,500,000	1,500,000	(6)	—	—		—	—	—	—

	5/23/2006	4/17/2006	—	—	—		—	—		40,519	—	—	1,000,009

	6/20/2006	4/17/2006	—	—	—		15,194	20,259	(7)	—	—	—	443,672

Anthony J. Buccina	N/A		731,250	975,000	1,462,500		—	—		—	—	—	—

	6/1/2006	5/5/2006	—	—	—		—	—		—	96,000	27.15	1,222,080

	6/1/2006	5/25/2006	—	—	—		—	—		65,000	—	—	1,764,750

Keith E. Plowman	N/A		146,250	195,000	292,500

	4/3/2006	4/3/2006	—	—	—		—	—		8,000	—	—	254,720

David B. Zant	N/A		281,250	375,000	562,500		—	—		—	—	—	—

(1)	These columns report the range of cash payouts that were targeted for 2006 performance under the Company’s Cash Bonus Plan as described in the Compensation Discussion and Analysis on page 21. The amounts shown in the “Threshold” column reflect the minimum payout opportunity provided under the Cash Bonus Plan if threshold performance is achieved. If performance thresholds are not met, it is possible to have no payout under the Cash Bonus Plan. Actual payout amounts for 2006 performance are included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

(2)	These columns report the range of performance RSU payouts targeted for 2006 and 2007 performance. These performance-based RSUs are earned based on the achievement of net income goals for 2006 and 2007 established by the HRC Committee. If performance thresholds are not met, it is possible to have no payout of these performance-based RSUs under the Stock Incentive Plan. The Company achieved the target amount of the net income performance goal in 2006, and 20,259 RSUs vested. Each RSU entitles the executive to receive one share of our common stock without the payment of an exercise price or other consideration.

(3)	These amounts represent awards of restricted stock made under the Stock Incentive Plan. Information regarding the vesting schedules of these awards is included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below. Dividends are generally paid on unvested shares of restricted stock when the Board of Directors declares dividends on Company common stock. Restricted stock will vest on an accelerated basis upon the executive’s termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included under the heading “Potential Payments upon Termination or Change in Control.”

(4)	These amounts represent options issued under the Stock Incentive Plan. Information regarding the vesting schedules and expiration of these options is included in the footnotes to the Outstanding Equity Awards at Fiscal Year End table below. Options will vest on an accelerated basis upon the executive’s termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included under the heading “Potential Payments upon Termination or Change in Control.”

(5)	Amounts represent the full grant date fair value of each equity award computed in accordance with SFAS 123R. The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 17 to our audited financial statements included in our Form 10-K filed with the SEC on April 19, 2007. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. The dollar value of restricted stock and RSUs shown represents the grant date fair value calculated based on the fair market value of our common stock on the respective grant dates.

(6)	This amount represents the current maximum amount available for award to any individual in any year under the Cash Bonus Plan.

(7)	This number of shares represents the target award of the first tranche of two tranches of performance-based RSUs granted to Mr. Bergren effective on June 20, 2006. The performance goals for the first tranche were established by the HRC Committee in 2006. The performance goals for the second tranche were not established by the HRC Committee until March 26, 2007. The second tranche of such performance-based RSUs is not reflected in this table because, for purposes of SFAS 123R, performance RSUs are not considered to be “granted” until the performance goals have been established. As of March 26, 2007, the grant date fair value of the second tranche of the performance-based RSUs, as determined in accordance with SFAS 123R, was $1,140,379.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
										Awards:		Market
										Number		or Payout
				Equity					Market	of		Value of
				Incentive					Value of	Unearned		Unearned
				Plan					Shares	Shares,		Shares,
				Awards:			Number of		or	Units or		Units or
				Number			Shares or		Units of	Other		Other
	Number of	Number of		of Securities			Units of		Stock	Rights		Rights
	Securities	Securities		Underlying			Stock		That	That		That
	Underlying	Underlying		Unexercised	Option		That		Have	Have		Have
	Unexercised	Unexercised		Unearned	Exercise	Option	Have Not		Not	Not		Not
	Options-	Options-		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)

Tim Grumbacher	—	—		—	—	—	365,205	(2)	13,629,451	—		—
Byron L. Bergren	83,333	41,667	(3)	—	13.05	8/23/2014	—		—	—		—
	20,667	74,333	(4)	—	20.44	7/6/2012	—		—	—		—
	—	—		—	—	—	35,000	(5)	1,306,200	—		—
	—	—		—	—	—	40,519	(6)	1,512,169	—		—
	—	—		—	—	—	20,259	(7)	756,066	20,259	(7)	756,066
Anthony J. Buccina	—	96,000	(8)	—	27.15	5/31/2013	—		—	—		—
	—	—		—	—	—	65,000	(9)	2,425,800	—		—
Keith E. Plowman	—	10,000	(10)	—	17.91	5/26/2012	—		—	—		—
	—	—		—	—	—	6,000	(11)	223,920	—		—
	—	—		—	—	—	8,000	(12)	298,560	—		—
David B. Zant	40,000	20,000	(13)	—	15.75	12/31/2014	—		—	—		—
	—	—		—	—	—	25,000	(14)	933,000	—		—
	—	—		—	—	—	6,000	(15)	223,920	—		—

(1)	Market values reflect the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 (the last business day of the fiscal year), which was $37.32 per share.

(2)	Restricted shares vest 100% on February 1, 2010.

(3)	Stock options vest 100% on January 31, 2008.

(4)	Stock options vest as follows: 20,667 on July 6, 2007, 20,666 on July 6, 2008, and 33,000 on July 6, 2009.

(5)	Restricted shares vest 100% on January 31, 2008.

(6)	Restricted shares vest 100% on February 8, 2008.

(7)	These performance-based RSUs vest based on performance criteria established by the HRC Committee. 20,259 RSUs vested on March 26, 2007 based on the achievement of certain performance goals during 2006. The remaining 20,259 RSUs vest on February 2, 2008 as follows: 100% of these RSUs will vest if the Company achieves the target net income established by the HRC Committee for 2007; 87.5% of these RSUs will vest if the Company achieves 95% of the net income target established by the HRC Committee for 2007; 75% of these RSUs will vest if the Company achieves 90% of the target net income established by the HRC Committee for 2007; and none of these RSUs will vest if the Company achieves less than 90% of the target net income established by the HRC Committee for 2007.

(8)	Stock options vest 1/3 on June 1, 2007, 1/3 on June 1, 2008, and 1/3 on January 31, 2009.

(9)	Restricted shares vest as follows: 10,000 on June 1, 2007, 21,666 on June 1, 2008, and 33,334 shares on January 31, 2009.

(10)	Stock options vest 1/3 on May 27, 2007, 1/3 on May 27, 2008, and 1/3 on May 27, 2009.

(11)	Restricted shares vest 100% on November 18, 2007.

(12)	Restricted shares vest 100% on April 2, 2009.

(13)	Stock options vest on January 31, 2008.

(14)	Restricted shares vest as follows: 10,000 on August 31, 2007 and 15,000 on August 31, 2008.

(15)	Restricted shares vest 100% on November 28, 2007.

Pension Benefits

The Pension Benefits Table below shows the actuarial present value of accumulated benefits payable to each of our named executive officers and the number of years credited to each such named executive officer, under each of the Bon-Ton SERP, Carson’s SERP, Carson’s Pension Plan and the Executive Transition Agreement dated February 1, 2005 between the Company and Mr. Grumbacher (the “Executive Transition Agreement”), pursuant to which Mr. and Mrs. Grumbacher are entitled to continue participation in the Company’s group medical plan upon cessation of Mr. Grumbacher’s employment with the Company.

The present values set forth below have been calculated for all named executive officers assuming that each will remain in service until normal retirement age as defined under each plan. The Assumptions set forth in Note 9 to our audited financial statements included in our Form 10-K filed with the SEC on April 19, 2007 are used below and are incorporated by reference.

				Present Value of
		Number of Years		Accumulated	Payments During
Name	Plan Name	Credited Service		Benefit ($)	Last Fiscal Year ($)

Tim Grumbacher	Retiree Medical Benefits	N/A		139,004	—
Byron L. Bergren	—	—		—	—
Anthony J. Buccina	Carson’s Pension Plan	13	(1)	207,736	—
	Carson’s SERP	14		2,096,223	—
Keith E. Plowman	—	—		—	—
David B. Zant	Bon-Ton SERP	2		68,174	—

(1)	Although Mr. Buccina has 14 years of actual service, he is credited with only 13 years of service under the terms of the Carson’s Pension Plan.

Description of Plans Named in Pension Benefits Table

Bon-Ton Supplemental Executive Retirement Plan

The Bon-Ton SERP is a nonqualified, unfunded supplemental retirement plan intended to provide executives with competitive retirement benefits, protect against reductions in retirement benefits due to tax law limitations on qualified plans, and encourage the continued employment of such employees with the Company. The only named executive officer who participates in the Bon-Ton SERP is David B. Zant.

A participant who retires is entitled to receive a monthly benefit payable for such participant’s lifetime, commencing on the first day of the month coinciding with or next following the date of such retirement (the “Normal Retirement Benefit”). However, the Board of Directors reserves the right to authorize lump-sum benefit distributions that are the actuarial equivalent of the forms of benefit otherwise provided for in the Bon-Ton SERP. A participant’s Normal Retirement Benefit is calculated according to the benefit formula determined by the Board with respect to the participant.

If a participant dies after benefit commencement but prior to the tenth anniversary of the date as of which such benefits commenced, and if such Participant is survived by his spouse, such surviving spouse shall receive monthly benefit payments in the same amount as previously paid to the participant until such tenth anniversary or until her death, whichever is earlier.

If a participant dies before such participant retires and is survived by a spouse, then such spouse shall be entitled to receive from the Company a death benefit in the form of a lump sum payable in cash within 60 days after such participant’s death equal to the actuarial equivalent of the Normal Retirement Benefit that would have been payable to such participant had he retired on his date of death. Mr. Zant shall be entitled to a benefit under the SERP equal to $50,000 annually. Such benefit shall become vested if he remains continuously employed with the Company through the date that he attains 60 years of age. The distribution provisions of the Bon-Ton SERP may be modified to ensure compliance with certain changes in federal tax laws related to nonqualified deferred compensation.

Carson’s Supplemental Executive Retirement Plan

In connection with the acquisition of Carson’s in March 2006, the Company assumed the Carson’s SERP. The Carson’s SERP is a nonqualified, unfunded supplemental retirement plan intended to provide supplemental retirement benefits to a select group of management or highly compensated employees. The only named executive officer who participates in the Carson’s SERP is Anthony J. Buccina.

As a result of the acquisition of Carson’s, participants under the Carson’s SERP who remained employed with the Company after the acquisition became fully vested in their entire accrued benefit. As such, Mr. Buccina is fully vested in his entire accrued benefit under the Carson’s SERP.

Participants who remained employed by the Company at the time of the acquisition but who do not terminate employment within two years after the acquisition are entitled to receive their accrued benefits after attaining the age of 62 and following a termination of their employment. However, the participant may request certain alternative, actuarially equivalent benefits (other than a lump sum). Accrued benefits are generally payable in the form of an annuity for the life of the participant. The participant may elect an optional form of payment which may include (i) a joint and 50% survivor annuity or (ii) a joint and 100% survivor annuity.

Benefits are calculated based on a percentage multiplied by the participant’s average compensation, which is the average of the five most-highly compensated calendar years out of the participant’s previous ten years as an employee, the product of which is multiplied by the number of calendar months of service. The amount of a participant’s accrued benefit will be offset against certain other benefits to which the participant is entitled. The distribution provisions of the Carson’s SERP may be modified to ensure compliance with certain changes in federal tax laws related to nonqualified deferred compensation.

Carson Pirie Scott Pension Plan

In connection with the acquisition of Carson’s in March 2006, the Company assumed the Carson’s Pension Plan. The Carson’s Pension Plan is a qualified defined-benefit cash-balance plan in which the only named executive officer who participates is Anthony J. Buccina. The Carson’s Pension Plan was frozen to new participants in 2002 and all future benefit accruals were frozen in May 2006.

Requirements For Retirement Benefits

Normal Retirement:  Employees who terminate employment with five or more years of service and have attained age 65 qualify for normal retirement. Payment of the full benefit commences as soon as practicable following termination. Mr. Buccina is not currently eligible for normal retirement under the Carson’s Pension Plan.

Early Retirement:  Employees who have completed five or more years of service and are age 55 or older upon termination are eligible for early retirement. In addition, employees who participated in Carson’s previous plan which was merged into the Carson’s Pension Plan are eligible for early retirement after 30 years of service. Payment of pension benefits will commence at age 65, unless the employee elects to begin such payments earlier in which case the pension benefit amount may be reduced. Mr. Buccina is currently eligible for early retirement under the Carson’s Pension Plan.

Termination Other than Normal Retirement or Early Retirement:  Employees who terminate employment with five years or more of service prior to attaining age 55 or have attained age 55 but have fewer than five years of service upon termination qualify to receive a deferred vested pension. Payment of deferred vested pension benefits will commence at age 65, unless the employee elects to begin such payments earlier in which case the deferred vested pension benefit amount may be reduced. Mr. Buccina is currently eligible for deferred vested pension benefits under the Carson’s Pension Plan.

Disability Retirement:  An employee with ten or more years of service who is deemed permanently and totally disabled is entitled to receive a disability benefit commencing as of his normal retirement date, with payment to commence generally as soon as practicable thereafter. Mr. Buccina is currently eligible for disability retirement under the Carson’s Pension Plan.

Form of Payment

For an unmarried employee, the normal form of payment is a life annuity. For a married employee, the normal form of payment is a qualified joint and surviving spouse annuity; however, the married employee may elect to receive payment in the form of a single life annuity. Any employee may elect to receive pension benefits in the form of a life annuity, 50% joint and survivor annuity, or ten-year annuity with specified monthly payments. An employee whose accrued benefit value is more than $5,000 may elect to receive a lump sum distribution that is the actuarial equivalent of the forms of benefit otherwise provided for in the Carson’s Pension Plan.

Calculation of Benefits

Effective May 1, 2002, the Carson’s Pension Plan was amended and restated to convert the plan’s benefit formula to a cash-balance design. Under this design, the pension benefit is expressed as a cash-balance account. Each year, a participant’s cash-balance account is credited with (i) a pension credit based on the participant’s age, years of service and eligible pay for that year, and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate that equals the average 30-year U.S. Treasury bond rate for October of the prior calendar year. For 2006, the interest rate was 4.68%. For purposes of the Carson’s Pension Plan, eligible pay is generally base pay and certain other forms of cash compensation, including annual performance bonuses, but excluding long-term incentive compensation and proceeds from stock option exercises. Effective January 1, 2007, the pension credit was significantly reduced for all eligible employees to a maximum of 4%.

Employees with accrued pension benefits as of April 30, 2002, including Mr. Buccina, are considered continued participants under the current Carson’s Pension Plan. Retirement benefits accrued as of such date were calculated under Carson’s previous pension plan’s formula on the basis of (i) the number of years of credited service and (ii) the employee’s compensation during each such year of credited service. After May 1, 2002, retirement benefits for such continued participants are calculated in accordance with the cash-balance account design set forth above.

Retiree Medical Benefits for Tim Grumbacher

Pursuant to the Executive Transition Agreement, Mr. Grumbacher and his spouse are entitled to continue participation in the Company’s group medical plan following the cessation of Mr. Grumbacher’s employment with the Company for any reason. Such participation will occur at no cost to the Grumbachers for the duration of their respective lifetimes. If Mr. Grumbacher and/or his spouse are unable to participate in the active employee plan, he and/or she shall either (i) receive cash payments from the Company to enable the purchase of similar coverage on an individual basis, or (ii) the Company shall purchase an insurance policy to provide similar coverage.

Option Exercises and Stock Vested

None of the named executive officers exercised any options in 2006, nor did any shares of restricted stock held by the named executive officers vest in 2006.

Summary of Employment Agreements with Named Executive Officers

Tim Grumbacher, Executive Chairman of the Board

Effective as of February 1, 2005, Mr. Grumbacher and the Company entered into an Executive Transition Agreement. Pursuant to the agreement, which runs through the first day of the Company’s fiscal year commencing on or about February 1, 2010, Mr. Grumbacher will serve as the Company’s Executive Chairman of the Board and as a member of the Executive Committee of the Board through January 31, 2008. For the remaining term of the agreement, Mr. Grumbacher will serve in such capacity as the Board and Mr. Grumbacher may agree. During the initial three-year period, Mr. Grumbacher will receive an annual base salary of $650,000 and will be eligible to earn an annual cash bonus in accordance with pre-determined criteria established by the HRC Committee under the Company’s Cash Bonus Plan for senior executives of the Company.

Under his agreement, Mr. Grumbacher was granted 365,205 restricted shares of the Company’s common stock pursuant to the terms of the Stock Incentive Plan. The shares will vest on or about February 1, 2010, subject to accelerated vesting under certain circumstances. The Company has agreed to provide Mr. Grumbacher and his wife with medical insurance for the duration of each of their lives. In addition, for the duration of Mr. Grumbacher’s life, the Company will provide him with secretarial support and office space and allow him to participate in the Company’s discount program that allows executives to make “at-cost” purchases from the Company. For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Grumbacher may be entitled upon certain termination events and/or a change in control, see “Potential Payments Upon Termination or Change in Control.”

Byron L. Bergren, President and Chief Executive Officer

Mr. Bergren’s employment agreement with the Company was entered into on August 24, 2004 and amended on May 1, 2005 and May 23, 2006. The term of his employment agreement continues to February 8, 2008, and thereafter from year to year unless terminated by Mr. Bergren or the Company. Mr. Bergren’s employment agreement, as amended, provides for a minimum annual base salary of $1,000,000 and a bonus in accordance with the Company’s Cash Bonus Plan. Mr. Bergren’s agreement provides that he will be nominated to serve as a director of the Company for as long as he is employed as President and Chief Executive Officer of the Company.

Pursuant to the May 23, 2006 amendment to his employment agreement, Mr. Bergren was granted 40,519 shares of the Company’s common stock, which had an aggregate value of

$1,000,000 as of the effective date of that amendment. Such shares vest in full on February 8, 2008, provided Mr. Bergren is continuously employed by the Company through such date, except that vesting of such shares may be accelerated in certain circumstances. Pursuant to the May 23, 2006 amendment to his employment agreement, Mr. Bergren was also granted performance-based RSUs with a value of $1,000,000 as of May 23, 2006. One-half of the RSUs vested based upon the achievement of net income performance targets for 2006. The other one-half of the RSUs vest, if at all, based upon the achievement of performance targets for 2007. Mr. Bergren’s employment agreement contains a non-competition clause that, during Mr. Bergren’s employment and for a period of one year after termination of his employment, prohibits Mr. Bergren from engaging in or being financially interested in the retail department stores business of any competitor of the Company identified in the employment agreement. For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Bergren may be entitled upon certain termination events and/or a change in control, see “Potential Payments Upon Termination or Change in Control.”

Anthony J. Buccina, Vice Chairman, President — Merchandising

On June 1, 2006, the Company entered into an employment agreement with Anthony Buccina. The agreement terminates on January 31, 2009, unless sooner terminated in accordance with its terms. Mr. Buccina’s initial base salary under his employment agreement is $780,000 per year. This base salary is subject to review during the term of the employment agreement and may be increased in the sole discretion of the Company upon approval of the HRC Committee.

Pursuant to his employment agreement, Mr. Buccina received a grant of options to purchase 96,000 shares of the Company’s common stock at a purchase price equal to the fair market value of the Company’s common stock on June 1, 2006, or $27.15 per share. Mr. Buccina also received a grant of 65,000 restricted shares of the Company’s common stock. Under the employment agreement, Mr. Buccina is eligible to participate in other plans and programs that are generally made available to the other employees of the Company who were previously employed by the Carson’s division of Saks Incorporated and are now employed by the Company. The employment agreement also provides that Mr. Buccina will continue his participation in the Carson’s SERP. Mr. Buccina is entitled to receive an immediate single sum distribution of the entire present value of his accrued benefit within 60 days after his termination of employment for any reason.

Mr. Buccina’s employment agreement contains a non-competition clause that, during Mr. Buccina’s employment and for a period of one year after termination of his employment, prohibits Mr. Buccina from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the employment agreement. For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Buccina may be entitled upon certain termination events and/or a change in control, see “Potential Payments Upon Termination or Change in Control.”

David B. Zant, Vice Chairman — Private Brand, Merchandise Planning and Internet Marketing

The Company entered into an employment agreement with Mr. Zant on December 13, 2004, amended effective May 1, 2006, that continues to January 31, 2008. Mr. Zant’s minimum annual base salary is $500,000. If Mr. Zant is discharged without Cause or resigns for Good Reason (as defined in the agreement), he will continue to receive his base salary for one year. Upon a change in control of the Company, all options and shares of restricted stock held by Mr. Zant will immediately vest and, upon termination of his employment under certain circumstances after a change in control, Mr. Zant will be entitled to a payment equal to the lesser of (i) 2.99 times his base salary at the time of the change in control, and (ii) the maximum amount permitted by Section 280G of the Internal Revenue Code.

Pursuant to the original December 13, 2004 employment agreement, Mr. Zant was granted options to purchase 60,000 shares of the Company’s common stock with an exercise price of $15.75, of which 40,000 options have vested and the remaining 20,000 options shall vest on January 31, 2008 if Mr. Zant is continuously employed with the Company through that date. In addition, Mr. Zant was granted 40,000 restricted shares of the Company’s common stock, 15,000 of which have vested, 10,000 shall vest on August 31, 2007 and 15,000 shall vest on August 31, 2008, provided Mr. Zant is still employed on these respective dates. Mr. Zant’s employment agreement contains a non-competition clause that, during Mr. Zant’s employment and for a period of one year after termination of his employment, prohibits Mr. Zant from engaging in or being financially interested in the retail department stores business of any competitor of the Company named or otherwise identified in the employment agreement. For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Zant may be entitled upon certain termination events and/or a change in control, see “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each named executive officer in each situation is set forth in the tables below. The amounts shown in the tables assume that termination of the named executive officer and/or a change in control occurred on February 3, 2007. The actual amounts to be paid will depend on the circumstances and time of the termination or change in control.

The following table describes the potential payments upon termination or a change in control of the Company for Tim Grumbacher, the Executive Chairman of the Board.

			Mr. Grumbacher
			Ceases to Serve as
			Chairman of the		Change in
	Mr. Grumbacher		Board by Mutual		Control		Change in
	Ceases to Serve as		Consent with the		Without		Control and
	Chairman of the		Company or as a		Termination of		Mr. Grumbacher
	Board not as a		Result of the		Mr. Grumbacher’s		Ceases to be the
	Result of Breach of		Company’s		Position as		Executive Chairman
	the Agreement by		Breach of		Executive		by Reason of Such
Executive Benefits and Payments Upon Termination	the Company		the Agreement		Chairman		Change in Control		Disability		Death

Cash Severance	—		—		—		$650,000		—		—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)	$361,563	(1)	$361,563	(1)	—		$621,563		$361,563	(1)	$361,563	(1)
Value of Accelerated Restricted Stock(2)	—		$13,629,451		$13,629,451		$13,629,451		$13,629,451		$13,629,451
Continuing Health and Welfare Benefits for Mr. Grumbacher and his Spouse for Life(3)	$139,004		$139,004		—		$139,004		$139,004		$139,004
Office Space and Secretarial Support(4)	$312,021		$312,021		—		$312,021		$312,021		—
280G Tax Gross-up	—		—		$3,000,590	(5)	$3,461,582	(5)	—		—
Company Provided Life Insurance	—		—		—		—		—		$487,500
Total	$812,588		$14,442,039		$16,630,041		$18,813,621		$14,442,039		$14,617,518

(1)	This calculation is subject to reduction by the HRC Committee but assumes no such reduction.

(2)	Represents the intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

(3)	Represents the actuarial present value of continuing health and welfare benefits for Mr. Grumbacher and his wife for their lifetimes.

(4)	Represents the actuarial present value of office space and secretarial support for Mr. Grumbacher’s lifetime at the Company’s office in York, Pennsylvania.

(5)	Pursuant to Mr. Grumbacher’s Executive Transition Agreement, the Company agreed to make a tax gross-up payment to Mr. Grumbacher if any amounts paid or payable to him would be subject to the excise tax imposed on “excess parachute payments,” as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1986 and Treasury Regulations promulgated pursuant thereto (“Section 280G”), and such tax gross-up amount is presented for each instance involving a change in control.

The following table describes the potential payments upon termination or a change in control of the Company for Byron L. Bergren, President and Chief Executive Officer.

			Involuntary
			Termination
		Voluntary	Without
		Termination	Cause or	Change in	Change in
	Termination	without	Resignation	Control	Control
	for	Good	for Good	Without	with
Executive Benefits and Payments Upon Termination	Cause	Reason	Reason(1)	Termination	Termination(2)		Retirement	Disability	Death

Cash Severance	—	—	$2,000,000	—	$3,553,367	(3)	—	—	—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(4)	—	$1,500,000	$1,500,000	$1,500,000	$1,500,000		$1,500,000	$1,500,000	$1,500,000
Value of Accelerated Options(5)	—	—	—	$2,265,999	$2,265,999		—	—	—
Value of Accelerated Restricted Stock(6)	—	—	$1,512,169	$2,818,369	$2,818,369		—	$2,818,369	$2,818,369
Value of Performance RSUs(7)	—	$756,066	$756,066	$1,512,132	$1,512,132		$756,066	$756,066	$756,066
Accrued Vacation Pay	—	—	—	—	—		—	—	—
Continuing Health and Welfare Benefits	—	—	$26,639	—	—		—	—	—
Life Insurance	—	—	—	—	—		—	—	$750,000
Total	—	$2,256,066	$5,794,874	$8,096,500	$11,649,867		$2,256,066	$5,074,435	$5,824,435

(1)	Payment requires the execution of a general release.

(2)	With regard to change in control, “termination” means either (i) Mr. Bergren’s employment ceases for any reason after the expiration of three months following the change in control, including, without limitation, resignation by Mr. Bergren with or without “Good Reason” or (ii) during the three months immediately following the change in control he is terminated other than for “Cause.” If Mr. Bergren resigns for “Good Reason” during the first three months following a change in control, he would receive the payments under involuntary termination without cause or resignation for good reason.

(3)	Pursuant to Mr. Bergren’s employment agreement, as amended, if the aggregate present value of the “parachute payments” determined under Section 280G exceeds three times his “base amount,” as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times his base amount. The cash severance amount presented for a change in control with termination has been reduced to be less than three times Mr. Bergren’s base amount.

(4)	This calculation is subject to reduction by the HRC Committee, but assumes no such reduction.

(5)	Represents the intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

(6)	Represents the intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

(7)	The 2006 RSUs vested on February 3, 2007 without regard to acceleration and their vesting would not be affected by Mr. Bergren’s termination as of February 3, 2007 or by a change in control. If terminated on February 4, 2007 or later, Mr. Bergren would be entitled to full vesting of his 2007 RSUs, depending on the performance of the Company in fiscal year 2007, as if Mr. Bergren had been involuntarily terminated without cause or resigned for good reason.

The following table describes the potential payments upon termination or a change in control of the Company for Anthony J. Buccina, Vice Chairman and President-Merchandising.

		Voluntary
		Termination		Involuntary		Resignation	Change in	Change in
		without		Termination		for	Control	Control
	For Cause	Good		Without		Good	Without	With
Executive Benefits and Payments Upon Termination	Termination	Reason		Cause		Reason	Termination	Termination(1)	Retirement	Disability	Death

Cash Severance	—	—		$1,560,000		$1,560,000	—	$1,560,000	—	—	—

Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(2)(3)	—	$1,060,313	(4)	$1,060,313	(4)	$1,060,313	$1,060,313	$1,060,313	$1,060,313	$1,060,313	$1,060,313

Value of Accelerated Options(5)	—	—		$412,638	(6)	—	$976,320	$976,320	—	—	—

Value of Accelerated Restricted Stock(7)	—	—		—		—	$2,425,800	$2,425,800	—	$2,425,800	$2,425,800

Carson’s SERP(8)	$2,096,223	$2,096,223		$2,096,223		$2,096,223	—	$2,096,223	$2,096,223	$2,096,223	$2,096,223

Carson’s Pension Plan(8)	$207,736	$207,736		$207,736		$207,736	—	$207,736	$207,736	$207,736	$207,736

Company Provided Life Insurance	—	—		—		—	—	—	—	—	$1,560,000

Total	$2,303,959	$3,364,272		$5,336,910		$4,924,272	$4,462,433	$8,326,392	$3,364,272	$5,790,072	$7,350,072

(1)	If Mr. Buccina leaves the Company for any reason other than termination without cause within the six months immediately following a change in control, he may not collect any additional benefits.

(2)	This calculation is subject to reduction by the HRC Committee, but assumes no such reduction.

(3)	Pursuant to his employment agreement with the Company, Mr. Buccina is entitled to a guaranteed bonus of $157,123 as of February 3, 2007, which is paid regardless of termination or change in control and is not specifically reflected in the table to the extent it would be the only amount payable. However, this guaranteed bonus amount does offset any bonus awarded pursuant to the Company’s Cash Bonus Plan and any dollar amount provided has been offset by Mr. Buccina’s guaranteed bonus.

(4)	Receipt of this benefit requires that Mr. Buccina be employed for a minimum of six months in the fiscal year.

(5)	Represents the intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

(6)	Payment requires the execution of a general release.

(7)	Represents the intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

(8)	Represents the actuarial equivalent present value of the accrued benefit.

The following table describes the potential payments upon termination or a change in control of the Company for Keith E. Plowman, Executive Vice President, Chief Financial Officer and Principal Accounting Officer.

							Change in
							Control
			Involuntary		Change in		With
Executive Benefits			Termination		Control		Termination
and Payments Upon	For Cause	Voluntary	Without		Without		Without
Termination	Termination	Termination	Cause		Termination		Cause		Retirement	Disability	Death

Cash Severance	—	—	$67,500	(1)	—		$67,500	(1)	—	—	—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(2)	—	$209,625	$209,625		$209,625		$209,625		$209,625	$209,625	$209,625
Value of Accelerated Options(3)	—	—	—		$194,100	(4)	$194,100	(4)	—	—	—
Value of Accelerated Restricted Stock(5)	—	—	—		$522,480	(4)	$522,480	(4)	—	$522,480	$522,480
Company Provided Life Insurance	—	—	—		—		—		—	—	$515,000
Total	—	$209,625	$277,125		$926,205		$993,705		$209,625	$732,105	$1,247,105

(1)	Assumes Mr. Plowman signs a general release and is not rehired by the Company.

(2)	This calculation is subject to reduction by the HRC Committee, but assumes no such reduction.

(3)	Represents the intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

(4)	The HRC Committee has discretion to fully vest the options and restricted stock of the Company upon a change in control. This calculation assumes that the HRC Committee would choose to fully vest all outstanding options and restricted stock upon a change in control on February 3, 2007.

(5)	Represents the intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

The following table describes the potential payments upon termination or a change in control of the Company for David B. Zant, Vice Chairman — Private Brand, Merchandise Planning and Internet Marketing.

		Voluntary							Change in
		Resignation		Involuntary		Resignation		Change in	Control
		Without		Termination		for		Control	with
	For Cause	Good		Without		Good		Without	Related
Executive Benefits and Payments Upon Termination	Termination	Reason		Cause(1)		Reason(1)		Termination	Termination(2)	Retirement		Disability	Death

Cash Severance	—	$500,000	(3)	$500,000		$500,000		—	$1,495,000	$500,000	(3)	—	—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(4)	—	$407,813		$407,813	(5)	$407,813	(5)	—	$407,813	$407,813		$407,813	$407,813
Value of Accelerated Options(6)	—	—		—		—		$431,400	$431,400	—		—	—
Value of Accelerated Restricted Stock(7)	—	—		—		—		$1,156,920	$1,156,920	—		$1,156,920	$1,156,920
Continuing Health and Welfare Benefits	—	$5,100	(8)	$5,100	(8)	$5,100	(8)	—	—	$5,100	(8)	—	—
Bon-Ton SERP	—	—		—		—		—	—	—		—	$68,174
Life Insurance	—	—		—		—		—	—	—		—	$625,000
Total	—	$912,913		$912,913		$912,913		$1,588,320	$3,491,133	$912,913		$1,564,733	$2,257,907

(1)	Payment requires the execution of a general release.

(2)	For the purposes of change in control, “termination” means either (i) Mr. Zant’s employment ceases for any reason after the expiration of three months following the change in control or (ii) during the three months immediately following the change in control he is terminated other than for “Cause.”

(3)	If Mr. Zant is subsequently employed by another employer, the cash severance payment is subject to reduction in the amount of any earnings from subsequent employment. This calculation assumes Mr. Zant did not have any earnings from such subsequent employment.

(4)	This calculation is subject to reduction by the HRC Committee, but assumes no such reduction.

(5)	Receipt of this benefit requires that Mr. Zant be employed with the Company for a minimum of three months in the fiscal year.

(6)	Represents the intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

(7)	Represents the intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the Nasdaq Stock Market on February 2, 2007 ($37.32 per share).

(8)	This benefit is calculated for a full 12 months. However, in the event Mr. Zant found other employment with similar benefits within 12 months of his termination, such benefit would cease.

Equity Compensation Plan Information

At February 3, 2007, the Amended and Restated 1991 Stock Option and Restricted Stock Plan, the 2000 Stock Incentive and Performance-Based Award Plan and the Company’s Phantom Equity Replacement Plan were in effect. Each of these plans has been approved by the shareholders. There were no other equity compensation plans in effect. The following information concerning these plans is as of February 3, 2007:

			Number of
			securities
	Number of shares of		remaining available
	common stock to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities
	and rights	and rights	reflected in
	(a)	(b)	column (b))

Equity compensation plans approved by security holders
Stock options	608,667	$19.66	—	(1)
Restricted stock	610,416	—	—	(1)
Restricted stock units	83,483	—	—	(1)

Subtotal	1,302,566	—	1,180,812
Equity compensation plans not approved by security holders	—	—	—

Total	1,302,566	—	1,180,812

(1)	The referenced plans do not allocate available shares among stock options, restricted stock or restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and persons who own more than 10% of the Company’s common stock are required to file reports of their holdings and transactions in Company stock with the Securities and Exchange Commission. To our knowledge, all such filings were made in a timely manner, except as follows: (1) Deborah M. Rivera, who is no longer employed by the Company, filed a late Form 4 with respect to the sale of 1,632 shares of common stock; (2) Anthony J. Buccina filed a late Form 4 with respect to a grant of options and shares of restricted stock; and (3) James H. Baireuther, who is no longer employed by the Company, filed a late Form 4 with respect to the forfeiture of shares of restricted stock.

RELATED PARTY TRANSACTIONS

The Company’s Code of Ethical Standards and Business Conduct provides that no director or associate of the Company shall engage in any transactions with the Company unless approved by the Audit Committee. The Audit Committee Charter provides that the Audit Committee shall have the responsibility to review and approve all such related party transactions. All executive officers and directors are required to disclose any possible related party transaction in which such executive officer or director may participate and each such transaction must be approved by the Audit Committee.

The Company leases its Oil City, Pennsylvania store from Nancy T. Grumbacher, Trustee of the 2002 Indenture of Trust of M. Thomas Grumbacher, pursuant to a lease entered into on January 1, 1981. The Oil City lease terminates on July 31, 2011, and the Company has four five-year renewal options. The rental payments during 2006 under this lease were $223,500. The aggregate amount of all payments due under the terms of the lease on or after the beginning of the Company’s last fiscal year through the remainder of the current term is approximately $1,229,250. Ms. Grumbacher is the wife of Tim Grumbacher, our Executive Chairman of the Board.

Michael L. Gleim, a non-employee Director, rendered consulting services to the Company during 2006 for which he was paid $180,000. In addition, Mr. Gleim received a $50,000 supplemental retirement benefit during 2006 from the Company which was paid pursuant to the terms of an employment agreement with Mr. Gleim with respect to his employment as Vice Chairman of the Company from 1995 to 2002.

SHAREHOLDER PROPOSALS

Shareholder proposals for the 2008 Annual Meeting of Shareholders must be received by the Company by January 17, 2008 in order to be considered at the meeting and included in the Company’s proxy statement and form of proxy relating to that meeting.

If notice of any proposal with respect to a matter to be addressed at the 2008 Annual Meeting of Shareholders is received by the Company after April 1, 2008, the proposals with respect to such matter shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Securities Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

HOUSEHOLDING OF PROXY MATERIALS

SEC regulations permit the Company to send a single set of proxy materials, including this Proxy Statement and the Annual Report to Shareholders, to two or more shareholders that share the same address. Each shareholder will continue to receive his or her own separate proxy card. The Company will deliver promptly upon written or oral request a separate set of proxy materials to a shareholder at a shared address that only received a single set of proxy materials for this year. If a shareholder would prefer to receive his or her own copy, please contact Mary Kerr by telephone at (717) 757-7660, by U.S. mail at 2801 E. Market Street, York, Pennsylvania 17402 or by e-mail at ir@bonton.com. Similarly, if a shareholder would like to receive his or her own set of the Company’s proxy materials in future years or if a shareholder shares an address with another shareholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Ms. Kerr.

Appendix A

THE BON-TON STORES, INC. AMENDED AND RESTATED
CASH BONUS PLAN

(Amended and Restated Effective as of February 1, 2007)

1.  Purpose.  The purpose of the Plan, as herein amended and restated, subject to shareholder approval, is to provide performance-based cash bonus compensation for key executives in accordance with a formula that is related to the financial success of the Bon-Ton Stores, Inc., a Pennsylvania corporation, (the “Company”) as part of an integrated compensation program which is intended to assist the Company in motivating and retaining employees of superior ability, industry and loyalty. The terms of the Plan, as herein set forth, are intended to provide greater flexibility in furtherance of the purposes of the Plan as compared with the Company’s prior cash bonus plan.

2.  Definitions.  The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

A.	“Board of Directors” shall mean the Board of Directors of the Company.

B.	“Bonus Base” shall mean a percentage of a Participant’s base salary in effect for the Plan Year that may be any percentage between zero (0%) and one hundred percent (100%). For these purposes, the Participant’s base salary for the Plan Year shall be the Participant’s actual annual base salary, unless otherwise specified by the Committee when establishing the Earned Percentage Schedule for the Plan Year.

C.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

D.	“Committee” shall mean the Compensation Committee of the Board of Directors, consisting of two or more Outside Directors, to act as the Committee with respect to the Plan, or such other committee as may be appointed by the Board of Directors to act as the Committee with respect to the Plan.

E.	“Company” shall mean the Bon-Ton Stores, Inc., a Pennsylvania corporation, and any successor thereto.

F.	“Designated Beneficiary” shall mean the person, if any, specified in writing by the Participant to receive any payments due to the Participant in the event of the Participant’s death. In the event no person is specified by the Participant, the Participant’s estate shall be deemed to be the Designated Beneficiary.

G.	“Earned Percentage” shall mean the percentage determined by reference to the schedule established for each Plan Year by the Committee, which percentage may be up to a maximum of three hundred percent (300%).

H.	“Earned Percentage Schedule” shall mean the schedule pursuant to which a determination of the Participant’s Earned Percentage is determined based on the extent to which the performance goals set forth therein have been achieved during the Plan Year.

I.	“Effective Date” shall mean the first day of the Company’s taxable year that commenced on or about February 1, 2007.

J.	“Outside Director” shall mean a member of the Board of Directors who is treated as an “outside director” for purposes of Code Section 162(m).

K.	“Participant” shall mean those key executives as may be designated by the Committee to participate in the Plan from time to time.

L.	“Performance-Based Bonus” shall mean the cash bonus payable to a Participant under Section 6(a).

M.	“Performance Based Compensation Rules” shall mean those provisions of Code Section 162(m) and Treasury Regulations promulgated thereunder that provide the rules pursuant to which compensation that is paid to executives on the basis of performance is exempt from the limitations on deductibility applicable to certain compensation paid to executives in excess of $1,000,000.

N.	“Plan” shall mean The Bon-Ton Stores, Inc. Cash Bonus Plan, as amended and restated herein.

O.	“Plan Year” shall mean the taxable year of the Company.

3.  Participation.  Those key executives as may be designated by the Committee to participate in the Plan from time to time are the participants in the Plan. Participants under the Plan for each Plan Year shall be specified no later than the time the Earned Percentage Schedule (as described in Section 6(a) below) is established by the Committee and may be set forth as part of that schedule.

4.  Term Of Plan.  Subject to approval of the Plan by the shareholders of the Company, the Plan shall be in effect as of the Effective Date, and shall continue until terminated by the Board of Directors.

5.  Bonus Entitlement.  The Participant shall be entitled to receive a bonus in accordance with the provisions of Section 6 of the Plan only after certification in writing by the Committee that the performance goals set forth in Section 6 have been satisfied. The bonus payment with respect to a Plan Year shall be payable to the Participant in the next Plan Year on or before April 15 of such Plan Year. Notwithstanding anything to the contrary contained herein, no bonus shall be payable under the Plan without the prior disclosure of the terms of the Plan to the shareholders of the Company and the approval of the Plan by such shareholders.

6.  Determination of Performance-Based Compensation Bonus

A.	Performance-Based Bonus. Each Participant, or the Designated Beneficiary of a deceased Participant, shall be entitled to a bonus with respect to such Plan Year that is equal to the “Earned Percentage” of the Bonus Base, determined by reference to the Earned Percentage Schedule in effect for the Plan Year.

B.	Performance Goals. The Earned Percentage is the percentage derived from the formula and/or schedule established for each Plan Year by the Committee and set forth on that Plan Years Earned Percentage Schedule, which shall be based on one or more of the following business criteria (which may be determined for these purposes either by reference to the Company as a whole or by reference to any one or more of its subsidiaries, operating divisions or other operating units): stock price, market share, gross sales, gross revenue, net revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variation or combination of the preceding business criteria. In addition, the Committee may utilize as an additional performance measure (to the extent consistent with the Performance Based Compensation Rules) the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long- term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility; provided, however, that the measurement of the Company’s or a participant’s achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles as in existence on the date on which the Earned Percentage Schedule for the Plan Year is established. In all cases, the Committee shall establish the Earned Percentage Schedule for each Plan Year no later than 90 days after the beginning of the Plan Year and shall endeavor to establish such Earned Percentage Schedule in a manner that is consistent with the Performance Based Compensation Rules. In the event no Earned Percentage Schedule is established for a Plan Year, the Earned Percentage Schedule for the prior Plan Year shall be treated as the Earned Percentage Schedule for the current Plan Year.

C.	Maximum Permissible Performance-Based Bonus. Notwithstanding anything contained in the Plan to the contrary, no Participant shall be entitled to a Performance-Based Bonus with respect to any Plan Year in excess of $5,000,000.

D.	Termination of Employment During Plan Year. Notwithstanding anything contained herein to the contrary, in the event a Participant is not an employee of the Company as of the last day of the Plan Year, the Performance-Based Bonus payable to such a Participant shall be equal to the Performance-Based Bonus that would otherwise have been payable under the Plan (without taking into account this Section 6(d)), multiplied by a fraction, the numerator of which is equal to the number of days the Participant was employed by the Company during the Plan Year, and the denominator of which is 365.

E.	Committee Discretion. Notwithstanding the determination of a Participant’s bonus or bonuses under the provisions of this Section 6 (without regard to this Section 6(f)), the Committee may, at its sole discretion, reduce the amount of or totally eliminate any such bonus or bonuses to the extent the Committee determines that such reduction or elimination is appropriate under such facts and circumstances as the Committee deems relevant. In no event shall the Committee have the authority to increase the amount any Participant’s bonus or bonuses as determined under the provisions of the Plan and taking into account the Earned Percentage Schedule as initially established for a Plan Year and the terms and conditions initially established with respect to a Transaction Bonus.

7.  Committee

A.	Powers. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

(i)	provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(ii)	construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and

(iii)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

B.	Indemnity. No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his own membership on the Committee.

C.	Compensation and Expenses. Members of the Committee shall receive no separate compensation for services other than compensation for their services as members of the Board of Directors, which compensation can include compensation for services at any committee meeting attended in their capacity as members of the Board of Directors. Members of the Committee shall be entitled to receive their reasonable expenses incurred in administering the Plan. Any such expenses, as well as extraordinary expenses authorized by the Company, shall be paid by the Company.

D.	Participant Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

E.	Inspection of Documents. The Committee shall make available to each Participant and his Designated Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant and beneficiary under the Plan.

8.	Effective Date, Termination And Amendment

A.	Effective Date of Participation in Plan. Subject to shareholder and Committee approval of the Plan, the Plan shall be effective as of the Effective Date, and Participants who have been designated by the Committee as eligible for bonuses with respect to the Plan Year that commenced as of the Effective Date shall participate in the Plan pursuant to the terms of the Earned Percentage Schedule as applicable to each such Participant.

B.	Amendment and Termination of the Plan. The Plan may be terminated or revoked by the Board at any time and amended by the Board from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that has been determined by the Committee to be due and payable, but has not yet been paid; and provided further that no modification to the Plan that would increase the amount of any bonus payable hereunder beyond the amount determined pursuant to Section 6 of the Plan shall be effective without (i) approval by the Committee, (ii) disclosure to the shareholders of the Company of such modification, and (iii) approval of such modification by the shareholders of the Company in a separate vote that takes place prior to the payment of any bonuses under such modified Plan provisions. The Plan may also be modified or amended by the Committee, as it deems appropriate, in order to comply with the Performance Based Compensation Rules.

9.	Miscellaneous Provisions

A.	Unsecured Creditor Status. A Participant entitled to a bonus payment hereunder, shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, now or at any time in the future.

B.	Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

C.	Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

D.	Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

E.	Incapacity. If the Committee determines that a Participant or Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant or Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

F.	Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

G.	Claims. If, pursuant to the provisions of the Plan, the Committee denies the claim of a Participant for benefits under the Plan, the Committee shall provide written notice, within 60 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

(i)	the specific reasons for such denial;

(ii)	the specific reference to the Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

(iv)	an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.

A Participant whose claim for benefits has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

H.	Withholding. The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

I.	Interpretation. The Plan is intended to pay compensation only on the attainment of the performance goals set forth above in a manner that will exempt such compensation from the limitations on the deduction of certain compensation payments under Code Section 162(m). To the extent that any provision of the Plan would cause a conflict with the conditions required for such an exemption or would cause the administration of the Plan to fail to satisfy the applicable requirements for the performance-based compensation exemption under Code Section 162(m), such provision shall be deemed null and void to the extent permitted by applicable law.

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THE BON-TON STORES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned shareholder of THE BON-TON-STORES, INC. (the “Company”) hereby appoints Byron L. Bergren and Keith E. Plowman, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of stock of the Company which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at Bon-Ton’s Corporate Office, 2801 E. Market Street, York, PA 17402 on June 19, 2007, at 9:00 a.m., provided that said proxies are authorized and directed to vote as indicated below with respect to the matters set forth on the opposite side of this proxy.
UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS, “FOR” AMENDMENT OF THE BON-TON STORES, INC. CASH BONUS PLAN, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting.
(To be signed on reverse side)

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF
THE BON-TON STORES, INC.
June 19, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

■	20833000000000000000 1					061907

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Amendment of The Bon-Ton Stores, Inc. Cash Bonus Plan.	☐	☐	☐

		NOMINEES:			3.	Ratification of appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐
☐	FOR ALL NOMINEES	¡	Robert B. Bank
		¡	Byron L. Bergren
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Philip M. Browne Shirley A. Dawe
		¡	Marsha M. Everton
☐	FOR ALL EXCEPT (See Instructions below)	¡ ¡	Michael L. Gleim Tim Grumbacher
		¡	Robert E. Salerno

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “ FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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ANNUAL MEETING OF SHAREHOLDERS OF
THE BON-TON STORES, INC.
June 19, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- or -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  â

■	20833000000000000000 1					0 6 1 9 0 7

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Amendment of The Bon-Ton Stores, Inc. Cash Bonus Plan.	☐	☐	☐

		NOMINEES:			3.	Ratification of appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐
☐	FOR ALL NOMINEES	¡	Robert B. Bank
		¡	Byron L. Bergren
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Philip M. Browne Shirley A. Dawe
		¡	Marsha M. Everton
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Michael L. Gleim Tim Grumbacher
		¡	Robert E. Salerno

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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